UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Commvault Systems, Inc.
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Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
July 8, 2015
To the Stockholders of Commvault Systems, Inc.:
You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Commvault Systems, Inc. (“Commvault” or the “Company”). The Annual Meeting will be held Thursday, August 20, 2015, at 9:00 a.m., local time, at the Company’s offices located at 1 Commvault Way, Tinton Falls, New Jersey.
We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice Regarding the Availability of Proxy Materials instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report, as well as how to submit your proxy over the Internet or by telephone. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the Notice Regarding the Availability of Proxy Materials.
In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders and a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting. The Proxy Statement includes general information about Commvault as well as information on the specific proposals you will be asked to consider and vote upon at the Annual Meeting. A record of our activities for the year ended March 31, 2015 is contained in the Annual Report to stockholders, a copy of which is available on the Internet as described in the Notice Regarding the Availability of Proxy Materials and a printed copy is available upon request and without charge to stockholders entitled to vote at the Annual Meeting.
All stockholders are invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by either using our telephone or internet voting procedures or by completing, executing and returning the proxy card which you have received from us. If you attend the Annual Meeting, you may vote in person even if you have previously submitted your proxy.

Very truly yours,

N. ROBERT HAMMER Chairman, President and Chief Executive Officer

Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 20, 2015

Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on August 20, 2015
The Annual Meeting of Stockholders of Commvault Systems, Inc. will be held at the Company’s offices located at 1 Commvault Way, Tinton Falls, New Jersey on Thursday, August 20, 2015, at 9:00 a.m., local time.
The purposes of the meeting are:
1. To elect three Class III Directors for a term to expire at the 2018 Annual Meeting of Stockholders;
2. To ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2016;
3. To vote, on an advisory basis, on executive compensation; and
4. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
Only stockholders of record as of the close of business on July 1, 2015 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Stockholders of record have been mailed a Notice Regarding the Availability of Proxy Materials on or around July 8, 2015, which provides stockholders with instructions on how to access the proxy materials on the Internet, and if they prefer, how to request paper copies of these materials.
Each stockholder is urged to either to utilize our telephone or Internet voting procedures to submit a proxy or to complete, date and sign the proxy card which you have received from us and return it to us in the envelope which we have provided and which requires no postage if mailed in the United States. Utilizing our telephone or Internet voting procedures to submit your proxy or sending in your proxy card will not prevent you from voting in person at the Annual Meeting.
This proxy statement and our annual report to stockholders are available at www.edocumentview.com/CVLT.

By Order of the Board of Directors

WARREN H. MONDSCHEIN Vice President, General Counsel and Secretary Chief Compliance Officer

Tinton Falls, New Jersey
July 8, 2015

Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 20, 2015
July 8, 2015

This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Commvault Systems, Inc. (which we refer to as we, us, our, Commvault or our company) of proxies to be voted at the Annual Meeting of Stockholders on August 20, 2015, or at any adjournment or postponement thereof. This proxy statement and the associated proxy card are first being made available at www.edocumentview.com/CVLT, and we intend to begin distribution of the Notice Regarding the Availability of Proxy Materials to stockholders, on or about July 8, 2015. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2015, which includes audited financial statements, is also being made available concurrently with the proxy statement at www.edocumentview.com/CVLT.
Voting Rights and Solicitation
July 1, 2015 was the record date for the determination of stockholders entitled to vote at the Annual Meeting. On that date, 45,392,953 shares of common stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held of record. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders during regular business hours at our principal executive offices located at 1 Commvault Way, Tinton Falls, New Jersey, 07724 for 10 days preceding the meeting and also will be available for examination at the Annual Meeting.
Stockholders may provide voting instructions by completing, executing and returning the proxy card which we have provided. Alternatively, stockholders may submit a proxy over the Internet or by telephone in accordance with the instruction set forth on the proxy card or the Notice Regarding Availability of Proxy Materials. All properly completed, unrevoked proxies received prior to the close of voting at the Annual Meeting will be voted in accordance with the instructions provided. If a properly executed, unrevoked written proxy card submitted by a record holder does not specifically direct the voting of shares, the shares represented by such proxy will be voted (i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2016, (iii) FOR approval, on an advisory basis, of executive compensation, and (iv) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting. If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your vote with respect to directors and executive compensation is counted.
A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), giving timely written notice of such revocation to the Secretary of our company or by attending the Annual Meeting and voting in person.
The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Once a quorum is present, voting on specific proposals may proceed.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the Annual Meeting (in person or by proxy) is required (1) to elect directors and (2) to ratify Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2016. As a non-binding, advisory vote, there is no specific approval requirement for the advisory vote on executive compensation proposal. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if the advisory vote on executive compensation receives the affirmative vote of a majority of the votes cast (in person or by proxy) on such proposal.
Effect of Abstentions and Broker Non-Votes
Abstentions will be counted for the purposes of establishing a quorum, but will not be counted as a vote cast either for or against a nominee or other matter and accordingly will be disregarded for the purpose of determining whether a nominee was elected as director or a matter was approved. As a result, abstentions have no effect on the outcome of the election of directors or the ratification of the appointment of Ernst & Young LLP as our independent public accountants. Similarly, abstentions have no effect on the proposal to approve executive compensation (on an advisory basis).
If you hold shares through a broker or other nominee, your broker or nominee is permitted to exercise voting discretion only with respect to certain, routine matters. Broker non-votes are shares held by brokers or other nominees that do not have discretionary voting authority with respect to a matter and have not received specific voting instructions from the beneficial owner. Broker non-votes will be counted for purposes of establishing a quorum, but will not be counted as a vote cast either for or against a nominee or other matter. As a result, broker non-votes have no effect on the outcome of the vote on any of the matters presented for your vote.
Brokers who have not received voting instructions from beneficial owners may vote in their discretion with respect to Proposal No. 2 (the ratification of the appointment of our independent auditors).

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes, with one class of directors elected for a three-year term at each annual meeting. Each Class consists of three directors. Each director holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death. The terms of the Class III Directors will expire at the 2015 Annual Meeting.
Upon the recommendation of the Nominations and Governance Committee, the Board of Directors has nominated N. Robert Hammer, Keith Geeslin and Gary B. Smith to hold office as Class III Directors until the annual meeting in 2018.
The persons named as proxy voters in the proxy card for our 2015 Annual Meeting, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. Commvault has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, in the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominations and Governance Committee of the Board of Directors.
You may vote for or against, or you may abstain from voting on, any or all of the director nominees. Assuming a quorum is present, the affirmative vote of a majority votes cast at the Annual Meeting (in person or by proxy) will be required for the election of directors.
OUR BOARD OF DIRECTORS
The following table shows information as of June 26, 2015 with respect to each person who is an executive officer, continuing director or director nominee. Biographical information for each continuing director is set forth immediately following the table. Biographical information for each director nominee appears under “Election of Directors” above.

Name	Age	Position	Director Since
N. Robert Hammer	73	Chairman, President and Chief Executive Officer	1998
Alan G. Bunte	61	Director, Executive Vice President and Chief Operating Officer	2008
Frank J. Fanzilli Jr.(1)	58	Director	2002
Armando Geday(1)	53	Director	2000
Keith Geeslin(1)	62	Director	1996
F. Robert Kurimsky(2)(3)	76	Director	2001
Daniel Pulver(2)(3)(4)	46	Director	1999
Gary B. Smith(3)	54	Director	2004
David F. Walker(2)(3)	61	Director	2006

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominations and Governance Committee

(4)	Lead Director

Nominees for Election
N. Robert Hammer has served as our Chairman, President and Chief Executive Officer since March 1998. Mr. Hammer was also a venture partner from 1997 until December 2003 of the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Hammer served as the chairman, president and chief executive officer of Norand Corporation, a portable computer systems manufacturer, from 1988 until its acquisition by Western Atlas, Inc. in 1997. Mr. Hammer led the leveraged buy-out of Norand from Pioneer Hi-Bred International, Inc. and then served as Norand’s Chairman through its initial public offering in 1993. Prior to joining Norand, Mr. Hammer also served as chairman, president and chief executive officer of publicly-held Telequest Corporation from 1987 until 1988 and of privately-held Material Progress Corporation from 1982 until 1987. Prior to joining Material Progress Corporation, Mr. Hammer spent 15 years in various sales, marketing and management positions with Celanese Corporation, rising to the level of vice president and general manager of the structural composites materials business. Mr. Hammer obtained his bachelor’s degree and master’s degree in business administration from Columbia University.
As the chief executive officer of our company, Mr. Hammer is able to bring his comprehensive knowledge about Commvault’s business strategies, financial position and operations into Board deliberations. In addition, he has prior leadership experience in both public and private companies. He has expertise in both industry and finance matters. Mr. Hammer’s vision and business acumen are critical assets to the Board.
Keith Geeslin has served as a director of our company since May 1996 and is chairman of our Compensation Committee. Mr. Geeslin has been a partner at Francisco Partners since January 2004, prior to which Mr. Geeslin spent 19 years with the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Geeslin was the general manager of a division of Tymshare, Inc, a provider of public computer and network services and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin obtained his bachelor’s degree in electrical engineering from Stanford University and master’s degrees from Stanford University and Oxford University. Mr. Geeslin also serves on the board of directors of Synaptics, Inc.
Mr. Geeslin’s private equity and venture capital experience, with a focus on technology sector companies, has given him an understanding of finance and of growth strategies, as well as experience in evaluating businesses in our company’s industry, all of which is very helpful to the Board of Directors. Mr. Geeslin has a keen business sense. Originally representing one of our company’s initial investors, Mr. Geeslin has a long history with Commvault and its management, providing continuity to Board deliberations. Mr. Geeslin has held various public company directorships and brings that experience to the Board.
Gary B. Smith has served as a director of our company since May 2004 and is chairman of our Nominations and Governance Committee. Prior to serving as chairman of our Nominations and Governance Committee, Mr. Smith served as our lead independent director. Mr. Smith is currently the president, chief executive officer and a director of Ciena Corporation, a global supplier of telecommunications networking equipment, software and services. Mr. Smith began serving as chief executive officer of Ciena in May 2001, in addition to his existing responsibilities as president and director, positions he has held since October 2000. Mr. Smith joined Ciena in November 1997, and previously served as the company’s chief operating officer and senior vice president, worldwide sales. From 1995 through 1997, Mr. Smith served as vice president of sales and marketing for INTELSAT. He also previously served as vice president of sales and marketing for Cray Communications, Inc. Mr. Smith received his master’s in business administration from Ashridge Management College, United Kingdom. Mr. Smith currently serves on the board of directors of Avaya Inc., is a member of the National Security Telecommunications Advisory Committee (NSTAC), and participates in initiatives with the Center for Corporate Innovation.
Mr. Smith is an experienced chief executive officer of a company in the information technology industry. As such, he has leadership skills and industry experience, as well as perspectives on the operations, challenges and complex issues facing growing technology-based companies. He also has global sales and marketing experience which is useful to the Board. Mr. Smith’s experience as a director of a public company also benefits the Board. The combination of his experience makes him well suited to serve as the chairman of our Nominations and Governance Committee.

The Board of Directors recommends that you vote FOR each of the nominees listed above.

Continuing Directors
Class I Directors Whose Terms Expire in 2016
Armando Geday has served as a director of our company since July 2000. From April 1997 until February 2004, Mr. Geday served as president, chief executive officer and a director of GlobespanVirata, Inc., a digital subscriber line chipset design company. After GlobespanVirata was acquired by Conexant Systems, Inc. in 2004, Mr. Geday served as chief executive officer of Conexant from February 2004 until November 2004. Prior to joining GlobespanVirata, Mr. Geday served as vice president and general manager of the multimedia communications division of Rockwell Semiconductor Systems. Prior to joining Rockwell, Mr. Geday held several other marketing positions at Harris Semiconductor. Mr. Geday serves on the board of TagSys. Mr. Geday obtained his bachelor’s degree in electrical engineering from the Florida Institute of Technology. Mr. Geday has also advised leading private equity firms such as Texas Pacific Group, Francisco Partners and Index Ventures and is currently an entrepreneur involved with various internet and technology ventures.
From his chief executive officer experience in the technology industry, Mr. Geday has insightful perspectives on the operations, challenges and complex issues facing growing companies. Mr. Geday also brings extensive M&A, fundraising and international viewpoints to Board deliberations.
F. Robert Kurimsky has served as a director of our company since February 2001. Mr. Kurimsky served as senior vice president of Technology Solutions Company, a systems integrator, from 1994 through 1998 and again from January 2002 through June 2003. Mr. Kurimsky served as senior vice president of The Concours Group, a consulting and executive education provider, from 1998 through December 2001. Prior to his service with Technology Solutions Company, Mr. Kurimsky spent 20 years leading numerous information systems and administration functions at the Philip Morris Companies, Inc. (now Altria Group, Inc.), rising to the level of vice president. Mr. Kurimsky served on the Board of the Advisory Council, a private IT research, education and consulting firm, from 2002 to 2007. Mr. Kurimsky obtained a bachelor of science at Fairfield University and a master of engineering degree from Yale University and attended the Stanford Executive Program at Stanford University.
In particular, Mr. Kurimsky brings a customer focus to the Board with an understanding of what features, products and services are important to our customers.  Mr. Kurimsky’s engineering education also gives him perspectives on the technical side of our business, while his extensive management experience makes him a valuable member of our Nominations and Governance and Audit Committees.
David F. Walker has served as a director of our company since February 2006 and is chair of our Audit Committee. Mr. Walker also serves on the boards of directors of Chico’s FAS, Inc. and CoreLogic, Inc., currently chairing the board and the executive and audit committees and participating on the nominating and governance committee at Chico’s, and chairing the audit committee and participating on the acquisition and strategic planning committee at CoreLogic. In addition, Mr. Walker previously served on the boards of directors of Atlantic Blue Group, Inc. during 2012, First Advantage Corporation from 2003 to 2009, Paradyne Networks from 2003 to 2005 and Technology Research Corporation from 2004 to 2010.
Mr. Walker was employed as the Director of the Accountancy Program and the Program for Social Responsibility and Corporate Reporting at the University of South Florida St. Petersburg from 2002 through 2009. Prior to joining the University of South Florida, Mr. Walker was with Arthur Andersen LLP, having served as a partner in that firm from 1986 through 2002 and most recently until 2002 as partner in charge of the firm’s assurance and business advisory services practice for the Florida and Caribbean region. Mr. Walker earned a master’s of business administration from the University of Chicago Graduate School of Business with concentrations in accounting, finance and marketing, and a bachelor of arts degree from DePauw University with majors in economics and mathematics and a minor in business administration. Mr. Walker is an NACD Board Leadership Fellow, a certified public accountant and a certified fraud examiner.
Mr. Walker’s governance, accounting and finance qualifications include an in depth understanding of risk oversight, accounting and financial reporting which is valuable to the Board of Directors, and he is our audit committee financial expert.
Class III Directors Whose Terms Expire in 2017
Alan G. Bunte has served as a director of our company since January 2008, as our Executive Vice President and Chief Operating Officer since October 2003 and as our senior vice president from December 1999 until October 2003. Prior to joining our company, Mr. Bunte was with Norand Corporation from 1986 to January 1998, serving as its senior vice president of planning and business development from 1991 to January 1998. Mr. Bunte obtained his bachelor’s and master’s degrees in business administration from the University of Iowa.

Mr. Bunte’s detailed knowledge of the operational aspects of Commvault’s business, obtained through his role as chief operating officer, is a valuable resource for Board discussions and decision-making. The Board benefits from Mr. Bunte’s long experience with our company and its management. Mr. Bunte has a strong financial background. In addition, his industry experience provides the Board with valuable insights.
Frank J. Fanzilli, Jr. has served as a director of our company since July 2002.  Mr. Fanzilli was previously a Managing Director and the Global Chief Information Officer of Credit Suisse First Boston, where he worked from 1985 until his retirement in 2002. Prior to joining Credit Suisse, Mr. Fanzilli was an engineer with IBM, where he managed systems engineering and software development for Fortune 50 accounts. Mr. Fanzilli has served on the boards of a number of notable companies in the software industry, including PeopleSoft, nLayers, Avaya and InterWoven, where he served as chairman of the board and chairman of its strategy committee. Mr. Fanzilli has also been a member of the compensation, nominating and governance committee and audit committee on several public and private company boards. In addition to Commvault, Mr. Fanzilli currently serves on the boards of directors of Calypso Technology, Inc. and 1010Data. He obtained his bachelor’s degree in management, cum laude, from Fairfield University and his master’s in business administration, with distinction, from New York University.  He also completed the Stanford University Directors College for corporate directors and officers.
Mr. Fanzilli has extensive experience in information technology, both from the perspective of a corporate user of information systems and services, as well from the perspective of an engineer and software developer.  He has served in executive operational positions at large financial and technology companies, which has provided him with experience and knowledge in the information technology industry.  Mr. Fanzilli’s insights in this core area of Commvault’s business is very useful to the Board, and Mr. Fanzilli also contributes a customer perspective to the Board, which enables him to assist the company in sales and customer engagements.  In addition, Mr. Fanzilli has held various public company directorships and brings that experience to Commvault as well.
Daniel Pulver has served as a director of our company since October 1999 and as our lead independent director since July 2013. Prior to serving as our lead director, Mr. Pulver served as the chairman of our Nominations and Governance Committee. Mr. Pulver is a founder and managing member of Pulver Capital Management. Mr. Pulver served as a director at Credit Suisse First Boston LLC from November 2000, when Credit Suisse First Boston LLC (now Credit Suisse Securities (USA) LLC) merged with Donaldson, Lufkin & Jenrette, until April 2005. Mr. Pulver obtained his bachelor’s degree from Stanford University and his master’s in business administration from Harvard Business School. Mr. Pulver also serves on the board of directors of Data Center Infrastructure Holdings, Endstream Communications and Pulver Capital Management. In addition, he served on the board of directors of the NeuroMatrix Group from 2009 to 2012 and Accellent Inc. from 2005 to 2006. Prior to May 24, 2007, Mr. Pulver served on the Compensation Committee of our company.
Mr. Pulver has extensive private equity and investment banking experience in technology industries, which has given him both business and finance expertise which is valuable to the board. He brings financial management and financial analysis perspective to Board. In addition, Mr. Pulver has held directorships, including a public company directorship, and brings that experience to the Board. The combination of his experience makes him well suited to serve as our company’s lead independent director.

CORPORATE GOVERNANCE
Overview
We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.
Independence of Directors (see p. 7)

•	Seven of our nine current directors are independent under the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).

•	We have a lead independent director, Mr. Pulver.

Majority Voting for Directors (see p.7)

•	We have adopted a majority vote standard for the election of directors in an uncontested election.

•
If an incumbent directors does not receive a majority of the votes cast in an uncontested election, that director must promptly tender his or her irrevocable resignation to the Board of Directors, contingent upon acceptance by the Board of Directors.

Audit Committee (see p. 8 and p. 38)

•	All members meet the independence standards for audit committee membership under the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

•
One member of the Audit Committee, Mr. Walker, qualifies as an “audit committee financial expert,” as defined in the SEC rules, and the remaining members of the Audit Committee satisfy Nasdaq’s financial literacy requirements.

•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint or replace our independent auditors.

•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit and non-audit services provided by our independent auditors.
Compensation Committee (see p. 9 and p. 37)

•	All members meet the independence standards for compensation committee membership under the Nasdaq listing standards and applicable SEC rules.

•	The Compensation Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.
Nominations and Governance Committee (see p. 9)

•	All members meet the independence standards for nominating committee membership under the Nasdaq listing standards.

•
The Nominations and Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for nominating directors and developing corporate governance guidelines.

Corporate Governance Policies

•	We have adopted Corporate Governance Policies, including qualification and independence standards for directors.
Codes of Business Ethics and Conduct

•	We have adopted a Code of Ethics for Senior Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller.

•
We also operate under an omnibus Code of Business Ethics and Conduct that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interests.

•	We have established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.

Our Audit Committee, Nominations and Governance Committee and Compensation Committee Charters, Code of Ethics for Senior Financial Officers, Corporate Governance Policies, Code of Business Ethics and Conduct, Amended and Restated Bylaws, Charter of the Commvault Systems Disclosure Committee, Insider Trading Policy and Policy of Fair Disclosure to Investors may be accessed on our website at www.commvault.com. The contents of the website are not, however, a part of this proxy statement. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to Commvault Systems, Inc., 1 Commvault Way, Tinton Falls, New Jersey 07724, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable Nasdaq rules regarding amendments to or waivers of our Code of Ethics for Senior Financial Officers and Corporate Governance Principles by posting this information on our website at www.commvault.com.
Majority Vote Standard and Resignation Policy in Director Elections
A majority vote standard, as described in our Bylaws, applies to the election of directors. In uncontested elections, if a quorum is present or represented, directors are elected by an affirmative vote of a majority of the votes cast.
If an incumbent director fails to receive the affirmative vote of a majority of votes cast in an uncontested election, such director shall promptly tender his or her irrevocable resignation to the Board of Directors, contingent upon acceptance by the Board of Directors. Within 90 days after certification of the results of the stockholder vote, the Board of Directors shall act on the resignation, taking into account, among other things, a recommendation of the Company’s Nominations and Governance Committee. Within four business days after the Board of Directors formally decides whether or not to accept the resignation, the Company will publicly disclose that decision, together with an explanation of the process (and the reasons for rejecting the resignation, if applicable) in a press release, in Form 8-K or other filing with the Securities and Exchange Commission or by other public announcement. Any director whose resignation is being so considered may not participate in the Nominations and Governance Committee’s recommendation or the Board of Director’s decision on the resignation. If the resignations of a majority of the members of the Nominations and Governance Committee were to become effective as a result of this procedure, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.
The Board of Directors and Its Committees
General. Our Board of Directors currently comprises nine members, seven of whom are not officers of our company and two of whom are officers of our company. Our Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of our Board of Directors and a focus on matters of importance to our stockholders.
Our Board of Directors has determined that Messrs. Frank J. Fanzilli, Jr., Armando Geday, Keith Geeslin, F. Robert Kurimsky, Daniel Pulver, Gary B. Smith and David F. Walker, all of the outside directors, are “independent” as that term is defined under the applicable listing standards of Nasdaq. In making this determination for each director, the Nominations and Governance Committee, on behalf of our Board of Directors, considered the standards of independence set forth in the Nasdaq corporate governance listing standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and our company that, in the opinion of the Nominations and Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with our company (either directly, or as a partner, stockholder or other officer of an organization that has a relationship with our company).
During the year ended March 31, 2015, our Board of Directors held 5 meetings. All of our directors who served in the year ended March 31, 2015, attended all of the meetings of the Board of Directors and all meetings of the committees of the Board held and on which the director served. The Board of Directors is scheduled to meet in executive session, without management, at every Board meeting that the directors attend in person. Mr. Pulver acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.
Because we do not schedule a Board of Directors meeting to coincide with our Annual Meeting, attendance at our Annual Meeting by our directors is encouraged but not required. Two of our directors attended our 2014 Annual Meeting. The Board of Directors has three standing committees. These committees have the responsibilities and authority described later in this section.
Board Leadership Structure. Commvault's policy regarding its leadership structure is to adopt the practice which best serves our company's needs at any particular time. Our Board has currently determined that the most effective leadership structure for our company is for N. Robert Hammer to serve as both Chairman and Chief Executive Officer.
Mr. Hammer has consistently provided strong leadership to our company and Board since becoming Chairman and Chief Executive Officer in March 1998. His strategic vision and financial discipline have been integral to our company's growth.

Mr. Hammer's dual role provides the opportunity for better decision making and Board leadership given the greater level of information provided through his access to both management and the Board. The dual role provides a high level of communication between management and the Board on all matters and capitalizes on Mr. Hammer's successful history in leading both our company and the Board. The Board currently believes having on person serve as both Chief Executive Officer and Chairman of the Board also eliminates the potential of duplication of efforts and inconsistent actions, enabling the Board and management to work effectively toward the same goals and strategy.
While Mr. Hammer serves as Chairman, strong independent Board leadership is exerted by our lead independent director, Daniel Pulver, who provides additional support to the corporate governance structure. Under our Corporate Governance Policies, the lead independent director is responsible to coordinate the activities of the other independent directors and to fulfill other responsibilities established by the Board or the independent directors. Currently, our lead independent director's specific responsibilities include presiding at executive sessions of the Board and facilitating communication between Board members and the Chairman. Our lead director also communicates to the CEO on issues identified by the other independent directors. As a member of the Nominations and Governance Committee, Mr. Pulver participates in the annual Board performance evaluation process and in the assessment of our company’s Governance Policies. The lead independent director, and many of the other directors, communicates with the Chairman and Chief Executive Officer regarding appropriate agenda topics and other board related matters. In accordance with our Corporate Governance Policies, no director may serve as lead independent director for more than seven consecutive years.
Board Oversight of Risk. Our company’s policies and procedures relating to risk assessment and risk management are overseen by its Board of Directors. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our company. The involvement of the Board in setting our company’s business strategy is a key part of its assessment of management’s risk tolerance and what constitutes an appropriate level of risk for our company. The Board of Directors considers risk management to varying degrees regularly at its meetings. The Board will adjust its practices with respect to risk oversight whenever it determines it needs to do so and will involve itself in particular areas or business circumstances where its proper exercise of oversight requires it.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk assessment and risk management. The Audit Committee is required under its charter to inquire of management and the independent auditor concerning significant financial risks or exposures and to assess the steps management has taken to minimize such risks. The Audit Committee also oversees our company’s internal audit function, compliance matters and reviews with the General Counsel any legal matters, including litigation, that may have a material impact on our company’s financial statements, financial condition or results of operations. In addition, the Compensation Committee assesses compensation related risk and the Nominations and Governance Committee addresses management and governance risk, including through its oversight of the succession planning process. Each of these Board committees reports to the full Board with respect to its risk oversight functions.
At the management level, our company has appointed our General Counsel as our Chief Compliance Officer to oversee risk related matters, and we have established a disclosure committee to monitor our company’s compliance with its disclosure obligations under law and Nasdaq regulations and an executive review committee to monitor and approve certain transactions or other corporate matters that deviate from our company’s standard practices. The senior management of our company, including the Chief Compliance Officer, report to the Board or Board committees regarding risk issues, including those identified by the foregoing committees. In accordance with our company’s Corporate Governance Policies, the Board has complete and open access to any member of our company’s management and any of our company’s employees, as well as any outside advisors or independent advisors retained by the Board. In addition, our company’s Chief Financial Officer and General Counsel and Chief Compliance Officer are available at Board and committee meetings to answer questions relating to risk oversight. Further, because the Chief Executive Officer and Chief Operating Officer are directors, they bring a unique perspective on our company’s risk profile and risk assessment to Board deliberations based on their day to day management responsibilities.
Audit Committee. The Audit Committee is responsible for the appointment of, compensation of and oversight over the work of our independent auditor. Additionally, the Audit Committee monitors the integrity of our financial statements, our independent auditor’s qualifications and independence, our compliance with legal and regulatory requirements and the performance of our internal audit function and independent auditor. The Audit Committee relies on the knowledge and expertise of our management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The members of the Audit Committee are Messrs. Walker (Chairman), Kurimsky and Pulver. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the applicable listing standards of Nasdaq. The Board of Directors has determined that Mr. Walker qualifies as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002, and that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee.
The Audit Committee operates under a written charter. The Audit Committee held 4 meetings in the year ended March 31, 2015. A report of the Audit Committee appears elsewhere in this proxy statement.
Compensation Committee. The Compensation Committee is responsible for overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The members of the Compensation Committee are Messrs. Geeslin (Chairman), Fanzilli and Geday. The Compensation Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.
Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to the executive officers’ compensation.
The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. From time to time, consultants, including Compensia, also provide additional services at the request of our company. In fiscal year 2015, the Compensation Committee and Management jointly engaged Compensia for services that included assistance and advice in the formulation of our company’s cash and equity compensation programs. The Compensation Committee reviewed the independence of Compensia under SEC and Nasdaq rules and concluded that its works had not raised any conflict of interest.
The Compensation Committee operates under a written charter. The Compensation Committee held 4 meetings and the Committee, or a sub-committee thereof, acted by unanimous written consent 16 times during fiscal year 2015. A report of the Compensation Committee appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation - Compensation Discussion and Analysis.”
Nominations and Governance Committee. The Nominations and Governance Committee is responsible for identifying and recommending to our Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters, including reviewing our corporate governance policy. The members of the Nominations and Governance Committee are Messrs. Smith (Chairman), Kurimsky, Pulver and Walker. The Nominations and Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.
The Nominations and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of our Board of Directors and for carrying out adequate due diligence with respect to prospective board members. The Nominations and Governance Committee will consider nominees that are recommended by members of the Board of Directors, management or other stockholders. Nominees for director shall be selected on the basis of depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness of the candidate to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other board members, and the extent to which the candidate would be a desirable addition to our Board of Directors and any committees of the Board.
If the Nominations and Governance Committee receives, prior to the date that is 120 days before the anniversary of the date of mailing for the prior year’s proxy statement, a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of our company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate and whether the Nominations and Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.
If a stockholder desires to nominate persons for election as director at any stockholders’ meeting duly called for the election of directors, written notice of the stockholder’s intent to make such a nomination must be given and received by the Secretary at our principal executive offices either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 90 days prior to the anniversary date of the date on which notice of the prior year’s annual meeting was mailed to stockholders, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders.

Each notice shall describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and shall set forth:

•	the name and address, as it appears on our books, of the stockholder who intends to make the nomination;

•	a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such nomination;

•	whether the stockholder plans to deliver or solicit proxies from other stockholders;

•	the class and number of our shares which are beneficially owned by the stockholder;

•	the name and address of any person to be nominated;

•
a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•
such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	the consent of each nominee to serve as a Director of our company if so elected.

The Nominations and Governance Committee operates under a written charter. The Nominations and Governance Committee met 3 times in the year ended March 31, 2015.
Stockholder Communication Policy. Stockholders can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address.
Corporate Secretary
Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, New Jersey 07724

You may submit your concern anonymously or confidentially by postal mail.
Communications are distributed to our Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through the Investor Relations section of our website at www.commvault.com. The Secretary will forward all communications to the Board to the Chairman of the Audit Committee or the Chairman of the Nominations and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of the Board or to management.
Board Diversity. The Board of Directors has adopted a policy on Board diversity to be implemented by the Nominations and Governance Committee.  This policy requires the Nominations and Governance Committee to consider diversity in professional experience, skills, broad-based business knowledge, understanding of our company’s business environment and training when recommending Director nominees to the Board, with the objective of achieving a board with diverse business and educational backgrounds. It is the goal of this policy for the Board to be composed of members with individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our company's governance and strategic needs. In accordance with our company’s Corporate Governance Guidelines, the Nominations and Governance Committee will consider the interplay of the director candidate’s experience and skills with those of other Board members, as well as the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. When recommending nominees for Director, the Nominations and Governance Committee does not discriminate against candidates based on gender, ethnicity, religion or national origin. Our company’s Board diversity policy specifies that the Nominations and Governance Committee will review the skills and attributes of Board members within the context of the current make-up of the full Board from time to time as the Nominations and Governance Committee deems appropriate. In connection with its deliberations with respect to Director nominations for our company’s 2015 annual meeting, the Nominations and Governance Committee assessed that it effectively nominates candidates for Director in accordance with the above described standards, with the current Board being composed of individuals with finance, accounting, technology, management and international experience. See each nominee's and director's biography appearing earlier in this proxy statement for a description of the specific experiences that each such individual brings to the Board.
Transactions with Related Persons
The Board of Directors recognizes that transactions between us and certain related persons present a heightened risk of conflicts of interest. It is our policy to have the Audit Committee review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related persons disclosure requirements (“Related Persons Transactions”). The Audit Committee is to review such transaction based upon the rules of Nasdaq and upon the our ethics and governance guidelines. We did not enter into any Related Persons Transactions during the year ended March 31, 2015.
We have a Code of Business Ethics and Conduct, a copy of which is posted on the Investor Relations portion of our web page at www.commvault.com, which applies to all of our employees. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting employment or other activities in certain other businesses, soliciting clients for any other purpose or relationships that may be perceived as impairing the ability of the individual or our company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any complaints or concerns require disclosure to the Vice President, General Counsel or Vice President, Worldwide Human Resources and, if warranted, to the Audit Committee or Nominations and Governance Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms furnished to us during the year ended March 31, 2015, and upon the written representations received by us from certain of our directors and executive officers, we believe that our officers and 10% stockholders complied with all Section 16(a) filing requirements on a timely basis during the year ended March 31, 2015, except that due to an administrative error, Gary D. Merrill had one late filing, related to the withholding of securities to cover certain tax withholding obligations resulting from the vesting of his restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Management
The following table shows, as of June 30, 2015, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each named executive officer (defined below); and (3) all directors and executive officers as a group. The number of shares of our common stock beneficially owned by a person includes shares of commons stock issuable with respect to options, restricted stock units and convertible securities held by the person which are exercisable, convertible or will vest within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options, vested in restricted stock units and converted all convertible securities, the person holds which are exercisable, convertible or will vest within 60 days, and that no other persons exercised any of their options, vested in any of their restricted stock units or converted any of their convertible securities.

	Shares of Common Stock Owned	Percent of Common Stock Outstanding
Directors
N. Robert Hammer(1)	3,662,910	8.1%
Alan G. Bunte(2)	1,310,341	2.9%
Frank J. Fanzilli, Jr.(3)	129,417	*
Armando Geday(4)	124,651	*
Keith Geeslin(5)	36,473	*

F. Robert Kurimsky(6)	87,944	*
Daniel Pulver(7)	118,817	*
Gary B. Smith(8)	75,317	*
David F. Walker(9)	68,567	*
Named Executive Officers
Brian Carolan(10)	200,649	*
Ron Miiller(11)	309,786	*
All directors and named executive officers and directors as a group(14)	6,124,872	13.5%

*	Less than 1%.

(1)	Includes options to acquire 1,281,522 shares of common stock which are exercisable within 60 days of June 30, 2015 and 5,961 restricted stock units which vest within 60 days of June 30, 2015.

(2)	Includes options to acquire 970,861 shares of common stock which are exercisable within 60 days of June 30, 2015 and 4,760 restricted stock units which vest within 60 days of June 30, 2015.

(3)	Includes options to acquire 60,750 shares of common stock which are exercisable within 60 days of June 30, 2015.

(4)	Includes options to acquire 60,750 shares of common stock which are exercisable within 60 days of June 30, 2015.

(5)	Includes options to acquire 19,500 shares of common stock which are exercisable within 60 days of June 30, 2015.

(6)	Includes options to acquire 45,750 shares of common stock which are exercisable within 60 days of June 30, 2015.

(7)	Includes options to acquire 55,750 shares of common stock which are exercisable within 60 days of June 30, 2015.

(8)	Includes options to acquire 53,250 shares of common stock which are exercisable within 60 days of June 30, 2015.

(9)	Includes options to acquire 54,500 shares of common stock which are exercisable within 60 days of June 30, 2015.

(10)	Includes options to acquire 178,494 shares of common stock which are exercisable within 60 days of June 30, 2015 and 2,143 restricted stock units which vest within 60 days of June 30, 2015.

(11)	Includes options to acquire 258,412 shares of common stock which are exercisable within 60 days of June 30, 2015 and 3,176 restricted stock units which vest within 60 days of June 30, 2015.

Certain Other Stockholders

The following table sets forth, as of June 30, 2015, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Common Stock Outstanding
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10022	3,761,331	8.3%
FMR LLC (2) 245 Summer Street Boston, MA 02210	4,257,912	9.4%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	2,743,310	6.0%
Citadel LLC (4) 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	2,729,526	6.0%

(1)	Based solely on a Schedule 13G/A filed on January 23, 2015, by BlackRock, Inc., except for Percent of Common Stock Outstanding.

(2)
Based solely on a Schedule 13G/A filing on February 2, 2015, except for Percent of Common Stock Outstanding. The following table lists the identity and Item 3 classification, if applicable, of each relevant entity that beneficially owns shares of the security class being reported on this Schedule 13G.

Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)
Based solely on a Schedule 13G filing on February 11, 2015, except for Percent of Common Stock Outstanding. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 57,282 shares or 0.126% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,300 shares or .00% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(4)	Based solely on a Schedule 13G filing on February 3, 2015, by Citadel Advisors LLC, except for Percent of Common Stock Outstanding.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the compensation of our executive officers who were serving as executive officers as of March 31, 2015. As of March 31, 2015 the Company had four executive officers.

N. Robert Hammer	Chairman, President and Chief Executive Officer
Alan G. Bunte	Executive Vice President and Chief Operating Officer
Brian Carolan	Vice President and Chief Financial Officer
Ron Miiller	Senior Vice President of Worldwide Sales

Compensation Committee Membership and Organization

The Compensation Committee of the Board of Directors, or the Compensation Committee, has responsibility for establishing, implementing and continually monitoring adherence with our company’s compensation philosophy. Its duties include:

•	setting the total compensation of our Chief Executive Officer and evaluating his performance based on corporate goals and objectives;

•	reviewing and approving the Chief Executive Officer’s decisions relevant to the total compensation of our company’s other executive officers;

•	making recommendations to the Board of Directors with respect to equity-based plans in order to allow us to attract and retain qualified personnel; and

•	reviewing director compensation levels and practices and recommending, from time to time, changes in such compensation levels and practices to the Board of Directors.

The members of our Compensation Committee are Messrs. Fanzilli, Geeslin and Geday. Mr. Geeslin currently serves as Chairman of the Compensation Committee. Each member of the Compensation Committee is an “independent director” as such term is defined by Nasdaq’s Listing Rules. The Compensation Committee meets as necessary during the fiscal year as well as considers and takes action by written consent.

Executive Summary
We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Commvault. Therefore, the philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of stockholders by rewarding achievement of specific annual, long-term and strategic goals by our company, with the ultimate objective of improving long-term stockholder value.
Consideration of Prior Advisory Vote on Executive Compensation
Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our named executive officers. Our Compensation Committee periodically undertakes a top-to-bottom review of our executive compensation programs to better align our compensation plan with our pay-for-performance philosophy, to account for changing industry compensation practices and to meet the expectations of our stockholders.  At our fiscal 2014 Annual Meeting of Stockholders held on August 21, 2014, 31% of our stockholders voted for the “say on pay” executive compensation proposal. While a comprehensive review was already underway in fiscal year 2015, due to our failure to obtain majority support and the significant reduction in support from 2013, when 98% of votes were cast in favor of our say-on-pay proposal, the Company accelerated changes to our CEO compensation program.
After taking immediate action to address concerns regarding CEO compensation, our Compensation Committee continued its more expansive review of our executive compensation programs. The objectives of this review included ensuring that our compensation programs reinforce our strong pay for performance culture and also meet the expectations of our stockholders, account for market best practices, and provide competitive compensation opportunities for our executives. When this review is complete, our Compensation Committee may extend the changes made to our CEO’s compensation plan to additional members of executive management and/or to include additional elements, such as utilizing multi-year performance targets.
The changes to our CEO compensation program included, and the more comprehensive review will include, extensive input from our Compensation Committee, management team, and Compensia, the Committee’s independent compensation consultant. From September through December 2014, we also proactively engaged in a focused outreach effort to contact our largest institutional stockholders, representing nearly 65% of our outstanding common stock, to solicit feedback regarding our compensation programs and factors that led to their reduced support for our compensation programs. While we made ourselves available to all such stockholders that were willing to speak with us, stockholders representing approximately 40% of our outstanding common stock ultimately met with us regarding our executive compensation program. Our Chief Accounting Officer, General Counsel and Corporate Secretary, Director of Investor Relations and Director of Worldwide Compensation and Benefits attended these meetings. During these meetings, the stockholders expressed concerns regarding (1) a pay for performance misalignment in the CEO’s reported fiscal 2014 compensation relative to our stock performance, and (2) the lack of a performance component (as defined by leading proxy advisory firms) within our CEO’s compensation plan. The Compensation Committee has taken this stockholder feedback into account in considering its approach to executive compensation generally, and CEO compensation specifically. Accordingly, the Compensation Committee made certain changes to our CEO compensation program expressly in response to such stockholder feedback, which are described in more detail below.
As part of our ongoing commitment to our pay for performance philosophy and positive compensation practices in our executive compensation program, and taking into consideration the feedback from our stockholders and the outcome of our 2014 say-on-pay proposal, during the fiscal 2015 year we:
•Established aggressive performance goal targets and paid performance-based cash bonuses earned under our non-equity incentive plans for our executive officers that reflected the achievement of high levels of financial and operational performance. The rigor of our metrics and aggressive performance goal targets are evidenced by the CEO's 21% achievement against his fiscal 2015 non-equity incentive plan which included both revenue and non-GAAP EBIT targets.
•Delivered 50% of the value of the equity awards granted to the CEO tied to revenue and non-GAAP EBIT performance targets. The vesting of these awards is contingent upon the Company meeting certain fiscal 2016 revenue and earnings targets. The performance options only vest if the Company meets a threshold against fiscal 2016 revenue and earnings targets. The amount of performance restricted stock units that can ultimately vest is based on a sliding scale of achievement against fiscal 2016 revenue and earnings targets. The performance options and restricted stock units are also subject to a service period of approximately 3.5 years, vesting quarterly over this period, subject to a cumulative vesting catch-up after the fiscal 2016 results measurement date. The Compensation Committee believes that the use of performance based equity awards further aligns our executive officers with stockholder interests.
•Significantly reduced the value of equity granted to our CEO by over 62%, from a reported grant date accounting value of approximately $11.5 million in fiscal 2014 to $4.3 million in fiscal 2015. The Committee believes this decline in compensation was appropriate given the decline in our share price during the fiscal year and representative of our strong pay for performance culture.
•Granted stock option and restricted stock units under our long-term incentive plan that generally vest over a four year period. Equity awards granted to our executive officers are inherently performance based and well aligned with stockholders interests, with a mix significantly weighted towards stock options instead of restricted stock units.
•Reduced total CEO compensation by 60% from fiscal 2014 to fiscal 2015.
In June 2015, we offered to meet again with our largest institutional stockholders (and those from our initial outreach, if different), representing nearly 70% of our outstanding common stock, to discuss the changes we have made to our CEO’s compensation plan. Through June 30, 2015, we have scheduled follow-up meetings with stockholders representing more than 30% of our outstanding common stock and we may hold additional meetings as stockholders continue to respond to our meeting requests. As before, we will make ourselves available to any of these stockholders that are willing to speak with us.
During our follow-up meetings with stockholders in June 2015, participating stockholders expressed a favorable view of the changes to our compensation structure and our extensive outreach efforts. Based on these stockholder conversations, as well as input received from our Compensation Committee, management team, and Compensia, we believe the changes address the specific concerns raised by our stockholders, further the objectives of our executive compensation program and establish a foundation for long-term success and increased stockholder value.
Pay for Performance
We believe our executive compensation program has been designed to pay for performance and is aligned with the long-term value of Commvault. For example, we believe the charts below demonstrate the correlation between our earnings and stock price movement and the compensation we paid to our Chairman, President and CEO, Mr. Hammer, over the last five fiscal years.

1)
Non-GAAP EBIT (or non-GAAP income from operations) is defined as income from operations excluding noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards, and in fiscal 2015 certain expenses related to the move into a new corporate campus headquarters. Commvault believes that non-GAAP EBIT is a useful metric for management and investors because it compares Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses that are excluded in the computation of non-GAAP EBIT. See heading below labeled “Reconciliation of GAAP to Non-GAAP Financial Measures” for the detailed calculation of non-GAAP EBIT.

2)	Reflects non-equity cash incentive plan compensation. See heading below labeled “Non-Equity Incentive Plan Compensation” for more details.

3)	Reflects the aggregate grant price fair value of stock option and restricted stock unit awards computed in accordance with FAS ASC Topic 718.

4)	Reflects the stock price on the last business day of the fiscal year.

The CEO compensation in the above tables is calculated on the same basis as in the fiscal 2015 Summary Compensation Table on page 27. The most significant component of Mr. Hammer’s compensation in the periods presented above is attributed to equity awards. The value of these equity awards are primarily related to the Black-Scholes fair value of stock options granted during the fiscal year. For example, for fiscal 2015 approximately 63% of Mr. Hammer’s total compensation is attributable to the Black-Scholes fair value of stock options granted during fiscal 2015 that vest over periods ranging from 3.5 - 4 years. A third of these options will only vest if the Company achieves certain fiscal 2016 revenue and non-GAAP EBIT objectives. All stock options granted to Mr. Hammer have an exercise price equal to the fair market value of Commvault stock at the date of grant. In order for Mr. Hammer to realize a future cash benefit for these stock options granted, Commvault’s stock price must continue to increase over time. In addition, approximately 20% of Mr. Hammer’s total compensation for fiscal 2015 is attributable to the fair value of restricted stock units that vest over a 3.5 year period and only if certain fiscal 2016 financial objectives are met. In total, approximately 84% of Mr. Hammer’s total compensation for fiscal 2015 is equity based compensation and 41% of his total compensation is equity based compensation that includes vesting that is contingent on fiscal 2016 financial performance.

Mix of Compensation Elements. Our fiscal 2015 executive compensation program consists of three principal elements: base salary, non-equity cash incentive awards and long-term equity-based incentive awards. The chart below illustrates the overall mix of compensation components for our named executive officers in total for fiscal 2015. Consistent with our pay for performance philosophy, the majority of our executive officers’ compensation in fiscal 2015 consisted of incentive awards, particularly long-term equity-based incentive awards. By using a significant equity-based element, we believe we create an incentive for our executive officers to achieve long-term stockholder value.

Fiscal 2015 Financial Highlights. Fiscal 2015 revenues were $607.5 million, an increase of 4% over fiscal 2014. In addition, non-GAAP income from operations for fiscal 2015 was $104.7 million. Our fiscal 2015 financial results were the basis of the non-equity cash incentive compensation paid to our executive officers. The following table illustrates our financial results in fiscal 2015 in terms of total revenue, non-GAAP EBIT and non-GAAP diluted earnings per share, which the Compensation Committee takes into account when making compensation decisions.

	Fiscal 2015	Fiscal 2014	% Change 2014 to 2015
Revenue	$607.5 million	$586.3 million	4%
Non-GAAP Income from Operations (EBIT)	$104.7 million	$ 151.9 million	(31)%
Non-GAAP Diluted Earnings per Share (EPS) (1)	$1.40	$1.94	(28)%
Stock Price (on last business day)	$43.70	$64.95	(33)%

1)
Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis. Non-GAAP net income excludes noncash stock-based compensation and the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards, and in fiscal 2015 certain expenses related to the move into a new corporate campus headquarters, as well as applies a non-GAAP effective tax rate of 37% in fiscal 2015 and fiscal 2014. Commvault believes that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate. See heading below labeled “Reconciliation of GAAP to Non-GAAP Financial Measures” for the detailed calculation of Non-GAAP EPS.

Please see the "Reconciliation of GAAP to Non-GAAP Financial Measures" section of this Compensation Discussion and Analysis for additional detail about our non-GAAP financial measures.

Fiscal 2015 Executive Compensation. During fiscal 2015, we demonstrated our continued commitment to pay for performance and positive compensation practices in our executive compensation program. As described in further detail below, for the fiscal 2015 year:

•
We established aggressive performance goal targets and paid performance-based cash bonuses earned under our non-equity incentive plans for our executive officers that reflected the achievement of high levels of financial and operational performance as outlined in the above financial results table; and

•
We granted stock option and restricted stock units under our long-term incentive plan that generally vest over a four year period. Equity awards granted to our executive officers are well aligned with stockholder interests, with a mix significantly weighted towards stock options instead of restricted stock units.

•
Approximately one half of the value of the equity awards granted to the CEO includes revenue and non-GAAP EBIT performance targets. The vesting of these awards is contingent upon the Company meeting certain fiscal 2016 revenue and earnings targets. The performance options only vest if the Company meets a threshold against fiscal 2016 revenue and earnings targets. 100% of restricted stock units granted during the fiscal year were performance-based. The amount of performance restricted stock units that can ultimately vest is based on a sliding scale of achievement against fiscal 2016 revenue and earnings targets. The performance options and restricted stock units are also subject to a service period of approximately 3.5 years, vesting quarterly over this period, subject to a cumulative vesting catch-up after the fiscal 2016 results measurement date. The Compensation Committee believes that the use of performance based equity awards further aligns our executive officers with stockholder interests.

Compensation Philosophy and Objectives

As a growing high-technology company, we operate in an extremely competitive and rapidly changing industry. The Compensation Committee’s philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of stockholders by rewarding achievement of specific annual, long-term and strategic goals of our Company, with the ultimate objective of improving long-term stockholder value.
The specific goals that our current executive compensation program rewards are focused primarily on revenue growth and profitability, as the Compensation Committee believes that revenue growth and profitability are the most direct drivers of long-term stockholder value. To that end, the Compensation Committee believes executive compensation packages provided by our Company to its executive officers should include a mix of both cash and equity-based compensation that reward performance as measured against established goals. As a result, the principal elements of our executive compensation are base salary, non-equity incentive plan compensation, long-term equity incentives generally in the form of stock options and/or restricted stock and post-termination severance and acceleration of equity award vesting for certain named executive officers upon termination and/or a change in control.

Our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The decision on the total compensation for our executive officers is based primarily upon an assessment of each individual’s performance and the potential to enhance long-term stockholder value. Often, judgment is relied upon, rather than rigid guidelines or formulas, in determining total executive compensation and the amount and mix of compensation for each executive officer. Factors affecting such judgment include performance compared to strategic goals established for the individual and our Company at the beginning of the year, the nature and scope of the executive’s responsibilities, effectiveness in leading initiatives to achieve corporate goals and conducting all activities in a manner consistent with our core company values.

Role of Executive Officers in Compensation Decisions

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and also reviewing and approving our Chief Executive Officer’s decisions relevant to the compensation of our other executive officers. Our Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has authority under its charter to engage outside advisors and experts for advice as appropriate.

Performance Measures

The performance measures selected by our Compensation Committee for determination of the CEO’s cash bonus and applicable components of the CEO’s equity compensation were revenue and non-GAAP EBIT targets. Our Compensation Committee considered other performance-based metrics, such as Total Shareholder Return (“TSR”), but chose these metrics for the CEO’s plan because of its belief that they were the most relevant measures of the Company’s financial performance at the time and are a good measure of stockholder value. In fact, as part of our regular stockholder engagements, it is the case that stockholders typically focus on our revenue and non-GAAP EBIT performance as the best measurement of our performance. Further, in our public communications (including on earnings calls), our disclosures typically reference revenue and non-GAAP EBIT performance measures as a measurement of how we view our own performance. In other words, these metrics are most closely tied to how we manage the business. In making its determination, our Compensation Committee took into consideration that our CEO owns a significant stock position in the Company; thus aligning his interests in stock price performance with those of other stockholders.

Because our Compensation Committee believes that revenue and non-GAAP EBIT targets are the most relevant measures of the Company’s financial performance, it has chosen to use such metrics for both the CEO’s cash bonus and applicable components of the CEO’s equity compensation to further drive stockholder value. In that regard, the Compensation Committee believes that it has established aggressive performance goal targets. The rigor of our metrics and aggressive performance goal targets are evidenced by the CEO’s 21% achievement against his fiscal 2015 non-equity incentive plan which included both revenue and non-GAAP EBIT targets.

The Compensation Committee also considered the appropriate time horizon for the performance measures used in the CEO compensation plan and determined that single year performance metrics, and a three and one-half year vesting period, were most appropriate in light of the other components of the CEO’s compensation plan. In making its determination, our Compensation Committee took into consideration the Company’s use of multi-year vesting periods for equity awards (generally a four-year time horizon for both stock options and restricted stock) to emphasize a longer-term perspective and the frequency of such awards, which historically and currently are awarded as part of the CEO’s compensation on a yearly basis. Due to the recurring nature of these grants on a yearly basis and their accompanying performance measures in the following year’s financial results, our Compensation Committee believes that multi-year performance measures tied to a single equity grant are less relevant. Our Compensation Committee also took into consideration our CEO’s significant stock position in the Company in determining whether our CEO’s interests are adequately aligned with the long-term interests of stockholders. We believe that the multiple-year vesting requirements also serve an important retention purpose, as our CEO must remain employed for the full vesting period in order to receive the benefits of these awards.

Peer Analysis of Executive Compensation

In the second quarter of fiscal 2015, the Company and our Compensation Committee jointly engaged Compensia, Inc. to conduct a review and provide peer analysis information for structuring our base salary, non-equity incentive plan compensation programs and long-term equity incentive plan programs. The Compensation Committee and management used this data to ensure that our compensation programs are optimally structured to retain our highly experienced executive management team, to keep management focused during our expected period of growth, to motivate management to maximize stockholder value and to align our compensation practices with comparable technology industry companies. The research provided by Compensia included compensation data a peer group of 21 technology and related industry companies with annual revenue ranging from $331 million to $1.6 billion, market capitalization ranging from $1.5 billion to $5.8 billion, and total headcount ranging from 1,000 to 5,651 employees. At the time the peer group was finalized, Commvault’s revenue for the trailing four quarters was $586 million and market capitalization was $2.3 billion while total headcount was 2,287 at March 31, 2015.

The peer companies included in research provided by Compensia were ACI Worldwide; Aspen Technology; athenahealth; Blackbaud; Concur Technologies; Dealertrack Technologies; Fortinet; Informatica; MicroStrategy; NetScout Systems; Netsuite; Palo Alto Networks; Pegasystems; Qlik Technologies; Rackspace Hosting; Riverbed Technology; SolarWinds; Splunk; SS&C Technologies; TICBO Software; and Ultimate Software Group.

Components of Executive Compensation

The principal components of compensation for our executive officers are:

•	Base salary;

•	Non-equity incentive plan compensation;

•	Long-term equity incentives; and

•	Other benefits.

Base salary

We provide our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. We believe that our base salaries are competitive and we generally target our executive officer base salaries against the 50th - 75th percentile of the technology industry compensation data obtained. We target this range, allowing for compensation at the upper reaches where appropriate, because executive compensation in the technology industry is intensely competitive and some of our competitors are larger organizations that compensate executive management at greater levels than organizations of our size. Due to the intense competition to both attract and retain talent, it is appropriate to target compensation for our executives at a these levels. In some circumstances, such as the need to retain key individuals, to recognize roles that were larger in scope or accountability than standard market positions and/or to reward individual performance, we may need to provide compensation above these ranges.

Salary levels are typically reviewed annually each October as part of our performance review process as well as upon a promotion or other change in job responsibility. In addition to considering the analysis provided by Compensia discussed above, the Compensation Committee considered the scope of and accountability associated with each executive officer’s position; the performance of each executive officer since the last annual review in October 2013; and the overall experience of each executive officer when approving the base salary levels that became effective in October 2014. The table below shows the fiscal 2014 and 2015 base salary rates for each named executive officers:

Name and Principal Position Held	Fiscal 2014 Salary (1)	Fiscal 2015 Salary (1)	Amount of Increase	Percentage Increase
N. Robert Hammer (2) Chairman, President and Chief Executive Officer	$600,000	$610,000	$10,000	1.7%
Alan G. Bunte (3) Executive Vice President and Chief Operating Officer	506,000	525,000	19,000	3.8%
Brian Carolan (4) Vice President and Chief Financial Officer	317,000	340,000	23,000	7.3%
Ron Miiller (5) Senior Vice President of Worldwide Sales	347,000	360,000	13,000	3.7%

(1)	Fiscal 2014 base salaries were effective in October 2013. Fiscal 2015 base salaries were effective in October 2014.

(2)	In fiscal 2015, Mr. Hammer’s base salary was increased by $10,000 to $610,000 to align his base salary slightly above the 50th percentile of the technology industry compensation data obtained.

(3)	In fiscal 2015, Mr. Bunte’s base salary was increased by $19,000 to $525,000 to align his base salary to slightly above the 75th percentile of the technology industry compensation data obtained.

(4)	In fiscal 2015, Mr. Carolan’s base salary was increased by $23,000 to $340,000 to align his base salary to approximately the 25th percentile of the technology industry compensation data obtained.

(5)	In Fiscal 2015, Mr. Miiller’s base salary was increased by $13,000 to $360,000 to align his base salary to approximately the 50th percentile of the technology industry compensation data obtained.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation for our executive officers is designed to reward performance against key corporate goals. In early fiscal 2015, the non-equity incentive plan compensation targets for that year were approved after considering targets for comparable positions provided by our external compensation consultant discussed above; the scope of and accountability associated with each executive officer’s position; and the performance and experience of each executive officer. The performance metrics against which our executive officers are measured are clearly communicated, consistently applied and are focused on corporate objectives.
Our executive officer incentive targets are designed to motivate management to achieve specific goals related to certain revenue and profitability objectives. We believe that our non-equity incentive compensation levels are competitive and we generally target our executive officer non-equity incentive plan compensation against the 50th - 75th percentile of the technology industry compensation data obtained. These metrics and benchmarking targets were selected because we believe that, at this stage of our development, they are most closely correlated to increasing stockholder value. We believe that our revenue and profitability goals are aggressive and not easy to achieve because they are based on growth objectives that are higher than the industry average. These targets are only achievable as the result of performance that exceeds industry averages. During fiscal 2015, our actual revenue and profitability growth rates resulted in non-equity incentive awards ranging from 21% to 75% of the targets set for our named executive officers.

Mr. Hammer - Fiscal 2015 Non-Equity Incentive Compensation

Our Chief Executive Officer, Mr. Hammer, is eligible for non-equity incentive plan compensation with a target bonus potential equal to 105% of his $610,000 ending base salary for fiscal 2015. Mr. Hammer’s target bonus is based on our company’s total revenue and non-GAAP income from operations (EBIT) achievement against the annual financial plan approved by our Board of Directors in which each performance measure is weighted equally. The Compensation Committee evaluates Mr. Hammer based on these performance metrics because we currently believe that growth in revenue and non-GAAP income from operations (EBIT) drives our ability to increase stockholder value.

The terms of Mr. Hammer’s fiscal 2015 non-equity incentive plan contained both minimum threshold amounts that must be achieved to qualify for an award as well as additional payment amounts for surpassing the performance metrics. Specifically, actual results below 85% of revenue and 88% of non-GAAP income from operations targets result in no payment for the respective target.

Actual results at 85% of the revenue target result in a 25% payout for that component. For fiscal 2015, the total revenue achievement needed to obtain the minimum threshold payout of $80,063 on the revenue component was $584.8 million. For each additional $34.4 million, or 6%, that the revenue exceed $584.8 million, the resulting payout increases by approximately $80,063.

Actual results at 88% of the non-GAAP income from operations (EBIT) target result in a 60% payout for that component. The total non-GAAP income from operations (EBIT) achievement needed to obtain the minimum 88% threshold payout of $192,150 on the non-GAAP income from operations component (EBIT) was $150.5 million. For each additional $5.1 million, or 3%, that the non-GAAP income from operations (EBIT) exceed $150.5 million, the resulting payout increases by approximately $32,025.

Actual revenue for fiscal 2015 was $607.5 million and actual non-GAAP income from operations was $104.7 million. As a result, Mr. Hammer was awarded $132,995, or approximately 21% of his fiscal 2015 target bonus amount, related to achievement against his total revenue performance target.

Mr. Bunte and Mr. Carolan - Fiscal 2015 Non-Equity Incentive Compensation

Our Chief Operating Officer, Alan Bunte and our Chief Financial Officer, Brian Carolan, are also eligible for non-equity incentive plan compensation with a target bonus potential equal to a percentage of their base salaries. For fiscal 2015, Mr. Bunte’s target bonus was 100% of his $525,000 ending fiscal 2015 base salary and Mr. Carolan’s target bonus was 50% of his $340,000 ending fiscal 2015 base salary. Non-equity incentive plan compensation awarded to Messrs. Bunte and Carolan is determined and approved by Mr. Hammer and reviewed by the Compensation Committee. The performance goals for Messrs. Bunte and Carolan are both quantitative and qualitative. With respect to quantitative goals for fiscal 2015, Messrs. Bunte and Carolan were measured against the same performance objectives as Mr. Hammer. However, Mr. Hammer and the Compensation Committee also consider achievement against qualitative objectives which are subjective in nature. Therefore, the ultimate non-equity incentive compensation achievement percentage awarded to Messrs. Bunte and Carolan may be either higher or lower than that of Mr. Hammer’s strictly quantitative calculation. Mr. Hammer and the Compensation Committee do not use a specific formula or apply specific weights when evaluating performance and the resulting impact that such qualitative objectives have on the overall non-equity incentive compensation payout. Instead, Mr. Hammer and the Compensation Committee use business judgment to determine an appropriate award after considering both the quantitative and qualitative objectives. Among the most important qualitative factors used to evaluate the performance of Messrs. Bunte and Carolan are: innovation; leadership; strategic planning; product development initiatives and achievements; financial and operational excellence; customer satisfaction; and staff development.

Mr. Bunte received a fiscal 2015 non-equity incentive award that was 70% of his target bonus amount resulting in a non-equity incentive plan compensation of $367,500, or 70%, of his base salary. In determining Mr. Bunte’s bonus award, Mr. Hammer and the Compensation Committee considered the following achievements in addition to the financial performance of our company.  During fiscal 2015, Mr. Bunte initiated Commvault's new business transformation initiatives which include the introduction of a new business unit structure, and the development of new leading standalone products, packaging and pricing models that are aligned with the rapidly changing needs of the market. In addition, Mr. Bunte is leading the development of our next generation platform which will include significant changes to how we index and transport data to make it much easier and less costly to manage data in and out of the cloud and to provide a much stronger platform for business analytics. Finally, in addition to his product and related strategic initiatives, Mr. Bunte led our business and finance operation teams throughout fiscal 2015 in making critical resource and related investment decisions as well as continued to strengthen our best in class customer support organization by maintaining customer satisfaction ratings that we believe are significantly higher than the industry average.

Mr. Carolan received a fiscal 2015 non-equity incentive award that was 75% of his target bonus amount resulting in a non-equity incentive plan compensation of $127,500, or 38%, of his ending fiscal 2015 base salary. In determining Mr. Carolan’s bonus award, Mr. Hammer and the Compensation Committee considered the following achievements in addition to the financial performance of our company. During fiscal 2015 Mr. Carolan worked closely with Mr. Hammer and Mr. Bunte to lead company-wide efforts focused on strategic initiatives as well as resource and related investment decisions, which are outlined above. Mr. Carolan's supervision of the maintenance and support renewals team was also considered in the determination of his bonus award.

Mr. Miiller - Fiscal 2015 Non-Equity Incentive Compensation

Our Senior Vice President of Worldwide Sales, Ron Miiller, is eligible for non-equity incentive plan compensation with a target bonus potential equal to approximately 100% of his $360,000 ending base salary for fiscal 2015. His fiscal 2015 non-equity incentive plan compensation is based on quarterly attainment related to worldwide commissionable software revenue; worldwide maintenance support revenue; worldwide professional services revenue and annual attainment related to worldwide non-GAAP income from operations (EBIT). Commissionable software revenue generally consists of the dollar amount of software orders executed during the fiscal period for which software revenue has been recognized or will be recognized generally in the 1 - 2 subsequent fiscal quarters. We believe compensating Mr. Miiller based on commissionable software revenue aligns his compensation with the employees within the field organization whose compensation is directly influenced by our field sales employees’ efforts. The total combined amounts for worldwide maintenance support revenue and worldwide professional services revenue are reported in the services revenue line item contained in our consolidated statement of operations.

Mr. Miiller’s non-equity incentive plan is most heavily weighted toward worldwide commissionable software revenue because he is primarily responsible for growing our worldwide software revenue. As a result, Mr. Miiller’s fiscal 2015 non-equity incentive plan was weighted 65% to worldwide commissionable software revenue; 20% to non-GAAP income from operations (EBIT); 5% to worldwide maintenance revenue; and 10% to worldwide professional services revenue. Mr. Miiller’s quarterly target pay-out for commissionable software revenue, maintenance support revenue and professional services revenue totals $71,000 per quarter (or $283,000 for the entire annual period) and his annual target pay-out for non-GAAP income from operations (EBIT) totals $72,000 for the entire fiscal year period.

The following table details the relationship between the percentage of commissionable software revenue, maintenance support revenue and professional services revenue targets achieved to the percentage of his $71,000 quarterly commission award earned.

	Target Achieved in Relation to Commission Award Earned
Target revenue achieved	50%	75%	85%	90%	95%	100%	103%	106%	109%	112%
Commission award earned	25%	40%	60%	80%	90%	100%	110%	125%	140%	160%

The maximum quarterly commission payout allowed under Mr. Miiller’s compensation plan is 160% achievement of the applicable revenue target. No quarterly payment is made for less than 50% achievement of the individual target revenue amounts.

On an annual basis for fiscal 2015, the total annual commissionable software revenue achievement needed to obtain the annual minimum 50% threshold payout of $57,525 on the commissionable software revenue component was $182.5 million. The similar total for annual customer support revenue and professional services revenue, which we report as services revenue in our public filings, needed to obtain the combined 50% threshold payout of $13,275 was $170.1 million.

The table above also details the relationship between the percentage of the non-GAAP income from operations (EBIT) target achieved to the percentage of his annual commission award earned. The maximum commission payout allowed under Mr. Miiller’s compensation plan is 160% achievement of the applicable non-GAAP operating income (EBIT) target. No payment is made for less than 50% achievement of the non-GAAP income from operations (EBIT) target amount. On an annual basis for fiscal 2015, the total annual non-GAAP income from operations achievement needed to obtain the annual minimum 50% threshold payout of $18,000 on the non-GAAP income from operations component was $92.5 million.

Mr. Miiller’s non-equity incentive plan compensation also contains a quarterly consistency bonus calculation for his commissionable software revenue, maintenance support revenue and professional services revenue components. Under the quarterly consistency bonus calculation, for each quarterly performance that was at least 100% attainment and the preceding quarter(s) were also at least 100% attainment, the quarterly consistency achievement bonus will be awarded as follows:

Sequential Quarters At or Above 100% Attainment	Consistency Award Factor (1)
One	10%
Two	15%
Three	20%

(1)	The consistency award factor is equal to the percentage in the above table multiplied by the quarterly non-equity incentive plan potential for the applicable compensation component.

Mr. Miiller was awarded $202,500 or 56% of his target commission award for fiscal 2015. No amounts were paid to Mr. Miiller under the terms of his quarterly consistency bonus. The commission award for fiscal 2015 includes additional discretionary bonuses paid to Mr. Miiller of $40,500 for his work on the America's sales reorganization efforts.

We believe that the performance targets set for Mr. Miiller are challenging and require substantial effort in order to be attained which is evidenced by Mr. Miiller’s historical achievements against his performance targets of 88% in fiscal 2011; 145% in fiscal 2012, 112% in fiscal 2013, and 69% in fiscal 2014, and 56% in fiscal 2015. Mr. Miiller’s performance targets for fiscal 2011 were based on his responsibilities as Vice President Sales, Americas and his performance targets for fiscal 2012 through fiscal 2015 are based on his responsibilities as Senior Vice President of Worldwide Sales. Mr. Miiller’s compensation plan includes quarter over quarter sequential growth targets that we believe are important to sustain consistent revenue growth over prior year actual amounts.

Long-Term Equity Incentive Awards

We currently provide long-term equity incentive compensation pursuant to our 2006 Long-Term Stock Incentive Plan (the “LTIP”). The LTIP permits the grant of incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance stock awards and stock unit awards based on, or related to, shares of our company’s common stock. As of March 31, 2015, we have only granted non-qualified stock options and restricted stock units under the LTIP to our executive officers. We anticipate that future grants under the LTIP will also include both non-qualified stock options and restricted stock units. Our stock options and restricted stock units generally vest over a four-year period and our stock options have a term of ten years. We believe that these provisions encourage a long-term perspective and encourage key employees to remain with our company.

We account for equity compensation paid to all of our employees under the rules of ASC 718 Compensation - Stock Compensation, which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock award becomes taxable to the recipient as the restrictions lapse.

Generally, a significant stock option grant is made to a new executive officer when that executive officer commences employment. This grant is made within our guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices and survey data. The size of each grant is set at a level that we believe is appropriate to create a meaningful opportunity for stock ownership based upon our company’s grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual and all grants to executive officers are approved by the Compensation Committee.

Each executive officer’s performance during the prior year is measured as well as overall corporate performance when follow-on awards are granted and such performance is taken into account when determining equity awards. We generally grant follow-on equity awards on an annual basis. The terms of the award and the number of shares granted are established to ensure a meaningful incentive to remain an employee of our company. All equity awards under our LTIP are granted on the 10th business day of the calendar month in which the grant award is approved. The annual long-term equity incentive award granted to our executives during fiscal 2015 occurred in October 2014 and was considered to be our fiscal 2015 long-term equity incentive award. Twenty-five percent of these long-term equity awards vest in October 2015 and the remaining seventy-five percent vests in equal quarterly amounts thereafter through October 2017. A significant portion of Mr. Hammer's 2015 long-term equity incentive award was granted on March 31, 2015. The amount of these awards that will ultimately vest is contingent on both time based vesting requirements and fiscal 2016 financial performance.

In anticipation of this equity award granted in October 2014, we utilized the technology industry compensation data described above in the “Peer Analysis of Executive Compensation” section to obtain comparable market data. The long-term equity incentive awards granted in October 2014 were generally targeted above the 75th percentile of the technology industry compensation data obtained. This general range was used because we believe that we have historically achieved revenue and earnings growth that is in the top tier of companies in our industry.

In determining the amount of the long-term equity incentive awards granted in October 2014, we reviewed the technology peer group data obtained primarily related to the shares awarded as a percentage of Commvault’s total common shares outstanding (“CSO”). The shares awarded in the CSO calculation utilize an option equivalency approach in which a 2:1 conversion ratio of stock options to full value shares or restricted stock is used. To use a balanced approach, we also reviewed the technology peer group data in terms of an estimated value (in dollars) of the potential award. Our Compensation Committee concluded that, with respect to the position of chief executive officer, the percentage of CSO should be approximately 0.40%.

Our Compensation Committee determined that the aggregate economic value of long-term equity incentive compensation awarded to the executive officers should contain a mix of non-qualified stock options and restricted stock units. Furthermore, long-term equity incentive awards granted to our executive officers are much more heavily weighted toward stock options because we believe that such awards align pay for performance by rewarding sustained achievement which drives long-term improvement of stockholder value. In addition, grants of restricted stock units allow us to offer equity compensation with fewer shares and less dilution to our stockholders, while simultaneously maintaining competitive rewards to retain our executive employee talent. As a result, the Compensation Committee allocated the value of Mr. Hammer’s long-term equity incentive award approximately 75% to stock options and 25% to restricted stock units, which resulted in a grant of 141,560 stock options and 23,593 restricted stock units. In order to further align pay for performance, the Compensation Committee placed performance conditions on the vesting of 47,560 out of the 141,560 stock options granted and all 23,593 of the restricted stock units granted during fiscal 2015.

Award Type	Shares/Options Granted	Value	Description
Time Vesting Options	94,000	$2,218,447	Vesting in four equal annual installments beginning on the one year anniversary of the grant date
Performance Vesting Options	47,560	$1,012,076	Performance options only vest if the Company meets a threshold against fiscal 2016 revenue and earnings targets of 85% Earned options are subject to additional time vesting through October 2018
Performance Vesting RSUs	25,393	$1,031,014	Earned shares are subject to additional time vesting through October 2018

•The 47,560 performance-based stock options only vest if the Company meets an 85% attainment threshold against fiscal 2016 revenue (23,780 stock options) and non-GAAP operating income (23,780 stock options) targets.

•The amount of the performance-based restricted stock units that can ultimately vest is based on a sliding scale of achievement against fiscal 2016 revenue (11,797 restricted stock units) and non-GAAP operating income (11,796 restricted stock units) targets.

•The sliding scales for the performance-based restricted stock are as follows:

	Revenue Target Achieved in Relation to Number of Shares Earned
Revenue Target achieved	< 85%	85%	90%	95%	100%	105%	110%	115%	120%	> 120%
Percentage of Shares Earned	—%	25%	50%	75%	100%	125%	150%	175%	200%	Linear*
*Continues to increase by 1.7% for every 1% increase in achievement

	Non-GAAP EBIT Target Achieved in Relation to Number of Shares Earned
Non-GAAP EBIT Target achieved	< 88%	88%	91%	94%	97%	100%	103%	106%	109%	112%	>112%
Percentage of Shares Earned	—%	60%	70%	80%	90%	100%	110%	120%	130%	140%	Linear**
**Continues to increase by 1.25% for every 1% increase in non-GAAP EBIT achievement

•The performance-based awards (stock options and restricted stock units) are also subject to a service period of approximately 3.5 years, vesting quarterly over this period, subject to a cumulative vesting catch-up after the fiscal 2016 results measurement date.

Messrs. Bunte, Miiller, and Carolan were awarded each a long-term equity incentive award with an estimated percentage of CSO of approximately .32%, .15%, and .13%, respectively. The estimated value of Mr. Bunte’s equity award granted in October 2014 was allocated approximately 75% to stock options and 25% to restricted stock units. The estimated value of Messrs. Miiller, and Carolan equity award granted in October 2014 was allocated 60% to stock options and 40% to restricted stock units. As a result, Mr. Bunte was granted 123,865 stock options and 20,644 restricted stock units; Mr. Miiller was granted 50,962 stock options and 16,987 restricted stock units; and Mr. Carolan was granted 45,299 stock options and 15,100 restricted stock units.

We anticipate that we will continue to grant long-term equity incentive awards to each of our other executive officers on an annual basis at the discretion of the Compensation Committee. We have no program, plan or practice to coordinate award grants with the release of material non-public information. We believe that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, help provide meaningful retention incentives for executives and enhance stockholder value over time.

At the fiscal 2014 Annual Meeting of Stockholders of the Company held on August 21, 2014, the Company’s stockholders approved the formation of the Employee Stock Purchase Plan (the “ESPP”) to provide eligible employees the opportunity to become stockholders through the purchase of shares of the Company’s common stock. The ESPP is a stockholder approved plan under which substantially all employees may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the ESPP are limited to 10% of the employee’s salary and employees may not purchase more than $25,000 of stock during any calendar year. Messrs. Bunte, Miiller, and Carolan participated in the ESPP in fiscal 2015 and received nominal benefits related to the 15% discount on the purchase price of the Company's stock.

Other benefits

Our executive officer’s participate in benefit programs that are substantially the same as all other eligible employees of our company. These benefits include a 50% matching contribution on the first 4% of eligible pay contributed to our 401(k) plan starting January 1, 2012.

Stock Ownership Guidelines

We currently require our independent directors and our CEO to acquire an equity ownership interest in our common stock within five years of the date of our adoption of the policy (or five years from the date that they first became a director or CEO, as applicable) that, in the case of the independent directors is equal to five (5) times their base annual retainer, or in the case of our CEO is equal to five (5) times the CEO’s current annual base salary. The Compensation Committee is satisfied that this level of equity ownership among our independent directors and our CEO, and the equity ownership interests of our other directors and executive officers, is sufficient to provide motivation and to align these group’s interests with those of our stockholders.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed when the need actually arises and all of the facts regarding the restatement are known.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code which precludes our company from taking a tax deduction for individual compensation in excess of $1 million for our CEO and our three other highest-paid officers, other than the CFO, employed on the last day of any fiscal year. This section also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m) of the Code.

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table provides a reconciliation of our reported GAAP results to the non-GAAP financial measures discussed above and used in certain of our named executive officers fiscal 2015 compensation plans.

	Fiscal Year Ended March 31,
	2015	2014
	(in thousands except per share data)
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$38,784	$100,420
Noncash stock-based compensation	60,663	49,124
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards	1,143	2,308
Adjustment to exclude expense related to corporate headquarters relocation	4,141	—
Non-GAAP income from operations	$104,731	$151,852
GAAP net income	$25,650	$64,064
Noncash stock-based compensation	60,663	49,124
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards	1,143	2,308
Adjustment to exclude expense related to corporate headquarters relocation	4,141	—
Non-GAAP provision for income taxes adjustment (1)	(25,549)	(19,268)
Non-GAAP net income	$66,048	$96,228
Diluted weighted average shares outstanding	47,222	49,642
Non-GAAP diluted net income per share	$1.40	$1.94

(1)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 37% in both fiscal 2015 and fiscal 2014.

Summary Compensation Table

The following table summarizes the compensation earned by our Principal Executive Officer, Principal Financial Officer and the other most highly paid executive officers whose total compensation exceeded $100,000. We refer to these individuals as our “named executive officers”:

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
N. Robert Hammer	2015	$604,615	$1,031,014	$3,230,523	$132,995	$104,113	(3)	$5,103,260
Chairman, President and	2014	595,154	2,818,391	8,718,330	723,337	91,898		12,947,110
Chief Executive Officer	2013	561,815	1,799,492	5,433,566	777,769	113,175		8,685,817
Alan G. Bunte	2015	514,769	938,063	2,923,276	367,500	16,138	(4)	4,759,746
Executive Vice President	2014	481,308	2,306,004	7,133,171	610,015	25,116		10,555,614
and Chief Operating Officer	2013	437,385	1,438,292	6,837,547	605,370	18,323		9,336,917
Brian Carolan	2015	337,615	686,144	1,069,079	127,500	12,705	(5)	2,233,043
Vice President and	2014	301,385	1,311,864	2,028,968	191,082	15,882		3,849,181
Chief Financial Officer	2013	267,538	664,811	1,464,619	157,254	—		2,554,222
Ron Miiller	2015	353,000	771,889	1,202,729	202,500	—		2,530,118
Senior Vice President of	2014	337,462	1,639,796	2,536,255	226,854	—		4,740,367
Worldwide Sales	2013	319,231	920,507	2,348,685	348,440	—		3,936,863

(1)
The amounts in these columns represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 7 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards. The amount of awards that Mr. Hammer can ultimately vest is based on a sliding scale of achievement against fiscal 2016 revenue and earnings targets. The awards are also subject to a service period of approximately 3.5 years, vesting quarterly over this period, subject to a cumulative vesting catch-up after the fiscal 2016 results measurement date. Approximately 33% of the options and 100% of restricted stock units granted to Mr. Hammer will vest based on achievement against fiscal 2016 financial targets. The options are also subject to a service period of approximately 3.5 years, vesting quarterly over this period, subject to a cumulative vesting catch-up after the fiscal 2016 results measurement date.

(3)
The amounts reported in this column consist of awards earned in fiscal 2015 under each executive officer non-equity incentive plan compensation. The full amount of the bonus paid was performance based. Such amounts are more fully described above under the heading “Non-Equity Incentive Plan Compensation”.

(4)
Mr. Hammer’s other annual compensation in fiscal 2015 included our payment of $50,625 for airfare for Mr. Hammer mainly between his residence in Florida and our headquarters in New Jersey, $31,520 related to housing costs for the rental of an apartment for Mr. Hammer in New Jersey and $21,968 for transportation related costs.

(5)	The amounts reported in this caption relate to transportation related costs, and 401(k) plan company matching contributions.

(6)	The amounts reported in this caption relate to transportation related costs, and 401(k) plan company matching contributions.

Fiscal 2015 salary and non-equity incentive compensation in proportion to total compensation

The amount of salary and non-equity incentive compensation earned in fiscal 2015 in proportion to the total compensation reported for each of our named executive officers was:

•	N. Robert Hammer: 14%

•	Alan G. Bunte: 19%

•	Brian Carolan: 21%

•	Ron Miiller: 22%

Grants of Plan Based Awards

The following table sets forth information as to grants of awards to the named executive officers in fiscal 2015:

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Options Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date	Threshold (1)	Target (2)	Maximum (3)	Stock or Units(4)	Underlying Options(5)	Awards ($/Sh)	Option Awards(6)
N. Robert Hammer	—	—	$272,000	$640,000	$—	—	—	$—	$—
	10/14/2014	10/14/2014	—	—	—	—	94,000	45.44	2,218,447
	3/31/2015	3/31/2015	—	—	—	23,593	—	—	1,031,014
	3/31/2015	3/31/2015					47,560	43.70	1,012,076
Alan G. Bunte	—	—	—	525,000	—	—	—	—	—
	10/14/2014	10/14/2014	—	—	—	20,644	—	—	938,063
	10/14/2014	10/14/2014	—	—	—	—	123,865	45.44	2,923,276
Brian Carolan	—	—	—	170,000	—	—	—	—	—
	10/14/2014	10/14/2014	—	—	—	15,100	—	—	686,144
	10/14/2014	10/14/2014	—	—	—	—	45,299	45.44	1,069,079
Ron Miiller	—	—	90,000	360,000	576,000	—	—	—	—
	10/14/2014	10/14/2014	—	—	—	16,987	—	—	771,889
	10/14/2014	10/14/2014	—	—	—	—	50,962	45.44	1,202,729

(1)
Represents the total threshold amount with respect to each applicable metric under the fiscal 2015 non-equity incentive plans for each named executive officer. Actual total pay-outs may be less than the threshold amounts above if individual thresholds are not met. Mr. Hammer’s non-equity incentive compensation plan includes individual annual threshold amounts for total revenue and non-GAAP income from operations (EBIT). Mr. Miiller’s non-equity incentive compensation plan includes individual quarterly threshold amounts for worldwide commissionable software revenue; worldwide maintenance support revenue; worldwide professional services revenue and annual attainment related to worldwide non-GAAP income from operations (EBIT). Annual non-equity incentive plans for Messrs. Bunte and Carolan do not contain threshold amounts. See “Non-Equity Incentive Plan Compensation” above for more information on the plans and performance objectives for each of our named executive officers.

(2)	We believe that our non-equity incentive plan targets are aggressive and not easy to achieve. See “Non-Equity Incentive Plan Compensation” above for more information.

(3)
Annual non-equity incentive plan awards to Messrs. Hammer, Bunte and Carolan do not contain maximum pay-outs. Messrs. Miiller is entitled to non-equity incentive plan compensation based on tiered plans that contain maximum pay-outs. See “Non-Equity Incentive Plan Compensation” above for more information on the plan for each of our named executive officers.

(4)
Amounts in this column reflect restricted stock units granted during fiscal 2015 to a named executive officer under our LTIP. Mr. Hammer's awards only vest if the Company meets a threshold against fiscal 2016 financial targets.

(5)
Amounts in this column reflect non-qualified stock options granted during fiscal 2015 to a named executive officer under our LTIP. Mr. Hammer's options granted on March 31, 2015 are subject to fiscal 2016 financial performance targets. The number of options that Mr. Hammer will vest is based on a sliding scale.

(6)
The amounts in theses column represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 7 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

Outstanding Equity Awards at Fiscal Year End

The following table reflects all outstanding equity awards held by the named executive officers as of March 31, 2015:

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
N. Robert Hammer	9/19/2005	350,000	—	4.70	9/19/2015	—	—
	3/14/2008	187,502	—	13.81	3/14/2018	—	—
	12/12/2008	180,000	—	11.12	12/12/2018	—	—
	12/14/2009	84,154	—	22.59	12/14/2019	—	—
	10/14/2010	158,730	—	26.83	10/14/2020	—	—
	10/14/2011	177,734	41,016	41.55	10/14/2021	5,859	256,038
	10/12/2012	107,357	83,500	56.57	10/12/2022	13,916	608,129
	10/14/2013	60,603	133,326	87.20	10/14/2023	22,220	971,014
	10/14/2014	—	94,000	45.44	10/14/2024	—	—
	3/31/2015		47,560	43.70	3/31/2025	23,593	1,031,014
Alan G. Bunte	9/19/2005	136,500	—	4.70	9/19/2015	—	—
	5/22/2007	84,607	—	16.99	5/22/2017	—	—

		3/14/2008	100,001	—	13.81	3/14/2018	—	—
		12/12/2008	135,000	—	11.12	12/12/2018	—	—
		12/14/2009	64,167	—	22.59	12/14/2019	—	—
		10/14/2010	139,683	—	26.83	10/14/2020	—	—
		10/14/2011	118,393	27,321	41.55	10/14/2021	4,554	199,010
		10/12/2012	85,810	66,740	56.57	10/12/2022	11,123	486,075
	(3)	3/14/2013	—	65,000	77.57	3/14/2023	—	—
		10/14/2013	49,584	109,085	87.20	10/14/2023	18,181	794,510
		10/14/2014	—	123,865	45.44	10/14/2024	20,644	902,143
Brian Carolan		7/27/2006	16,000	—	12.74	7/27/2016	—	—
		5/22/2007	18,508	—	16.99	5/22/2017	—	—
		3/14/2008	17,500	—	13.81	3/14/2018	—	—
		12/12/2008	19,636	—	11.12	12/12/2018	—	—
		12/14/2009	10,940	—	22.59	12/14/2019	—	—
		10/14/2010	23,937	—	26.83	10/14/2020	—	—
		1/14/2011	6,897	—	30.26	1/14/2021	—	—
		10/14/2011	18,281	4,219	41.55	10/14/2021	1,407	61,486
		10/12/2012	19,831	15,425	56.57	10/12/2022	5,142	224,705
	(3)	3/14/2013	—	12,000	77.57	3/14/2023	—	—
		10/14/2013	14,103	31,029	87.20	10/14/2023	10,343	451,989
		10/14/2014	—	45,299	45.44	10/14/2024	15,100	659,870
Ron Miiller		5/22/2007	52,879	—	16.99	5/22/2017	—	—
		12/12/2008	22,500	—	11.12	12/12/2018	—	—
		12/14/2009	23,731	—	22.59	12/14/2019	—	—
		10/14/2010	44,762	—	26.83	10/14/2020	—	—
		4/14/2011	11,250	750	38.74	4/14/2021	166	7,254
		10/14/2011	38,391	8,859	41.55	10/14/2021	2,953	129,046
		10/12/2012	27,459	21,357	56.57	10/12/2022	7,119	311,100
	(3)	3/14/2013	—	25,000	77.57	3/14/2023	—	—
		10/14/2013	17,630	38,786	87.20	10/14/2023	12,928	564,954
		10/14/2014	—	50,962	45.44	10/14/2024	16,987	742,332

(1)
Unless otherwise indicated, all stock option and restricted stock unit awards granted to named executive officers vest quarterly in equal installments over a four-year period, except that the shares that would otherwise vest quarterly over the first 12 months do not vest until the first anniversary of the grant. The vesting commencement date for all stock options and restricted stock units is the grant date.

(2)
Computed based on the number of unvested shares multiplied by the closing market price of our common stock at the end of fiscal year 2015. The actual value (if any) to be realized by the named executive officer depends on whether the shares vest and the future performance of our common stock. On March 31, 2015, the closing price of our common stock was $43.70 per share.

(3)	Stock option awards granted to Messrs. Bunte, Carolan and Miiller on March 14,2013 cliff vest in their entirety in March 2016.

Option Exercises and Stock Vested

The following table sets forth information on the number and value of stock options exercised and restricted stock units vested during fiscal 2015 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
N. Robert Hammer	131,494	$5,257,577	29,758	$1,514,295
Alan G. Bunte	—	—	24,047	1,211,382
Brian Carolan	—	—	11,046	550,754
Ron Miiller	—	—	16,739	843,063

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the sale price of common stock at the time of exercise.

(2)	The value realized on the vesting of restricted stock units is based on the market price of our common stock on the day that the restricted stock vested.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans maintained by us.

Employment Agreements

In February 2004, we entered into an employment agreement with N. Robert Hammer. The agreement had an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreement provides that Mr. Hammer’s annual salary shall be subject to annual review by our Board of Directors. The agreement also provides that Mr. Hammer shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of his base salary and that he shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate Mr. Hammer’s employment for any reason other than cause, death or upon a change in control of our company, the agreement provides that, for a one-year period, Mr. Hammer will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for Mr. Hammer’s and his dependents’ health insurance coverage. In addition, Mr. Hammer will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Mr. Hammer’s employment by reason of death or disability, Mr. Hammer will be entitled to any compensation earned but not yet paid. The agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Hammer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Hammer may not solicit our employees or customers for a period of one year following any termination of his employment with us. Mr. Hammer’s employment agreement also contains a change in control provision which is discussed below in the section titled “Change in Control Agreements.”

Mr. Hammer has maintained his primary residence in the state of Florida since he began serving as our Chairman, President and Chief Executive Officer in 1998. Mr. Hammer’s position with us is his only full time employment. Mr. Hammer generally spends his time working for us in our office in Tinton Falls, New Jersey or traveling on business for us. He is generally in Tinton Falls when not traveling on business. As part of his annual compensation, we pay costs associated with Mr. Hammer’s travel between his residence in Florida and our headquarters in New Jersey and we also lease an apartment for Mr. Hammer’s use in New Jersey. See “Summary Compensation Table” for more information. The members of the Compensation Committee consider these costs in reviewing the annual compensation of Mr. Hammer. We do not believe that Mr. Hammer’s Florida residency has had a negative impact on the quality of his service to us or on his ability to meet his obligations as Chairman, President and Chief Executive Officer in the past and we do not anticipate that his Florida residency will have any negative impact on us in the future.

In February 2004, we entered into employment agreements with Alan G. Bunte. This agreement had an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party to the agreement elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreement with Mr. Bunte provides that his annual salary shall be subject to annual review by our chief executive officer or his designee, and also provides that he shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of Mr. Bunte’s base salary. The agreement with Mr. Bunte provides that he shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate the employment of Mr. Bunte for any reason other than for cause or death, the agreement provides that, for a one-year period, Mr. Bunte will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for his and his dependents’ health insurance coverage. In addition, Mr. Bunte will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Mr. Bunte’s employment by reason of death or disability, he will be entitled to any compensation earned but not yet paid. The agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Bunte may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Bunte may not solicit our employees or customers for a period of one year following any termination of employment with us.

Change in Control Agreements

Mr. Hammer’s employment agreement provides that if a change in control of our company occurs, all equity awards held by Mr. Hammer shall immediately become exercisable or vested. If a change in control of our company occurs and Mr. Hammer’s employment is terminated for reasons other than for cause (other than a termination resulting from a disability) within two years of the change in control, or if Mr. Hammer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then he shall be entitled to (1) a lump sum severance payment equal to one and a half times his base salary at the time of the change in control plus an amount equal to Mr. Hammer’s target bonus at the time of the change in control, and (2) health insurance coverage for Mr. Hammer and his dependents for an 18 month period.

We have entered into change of control agreements with all of our executive officers, other than Mr. Hammer, whose employment agreement sets forth the protections upon a change of control described above. Each of these agreements provide that if a change in control of our company occurs and the employment of any of the officers is terminated for reasons other than for cause, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment following a change in control of our company, then all equity awards held by the officer shall immediately become exercisable or vested. In addition, the change of control agreement with Mr. Bunte provides that if a change in control of our company occurs and the employment of Mr. Bunte is terminated for reasons other than for cause within two years of the change in control, or if Mr. Bunte terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then Mr. Bunte shall be entitled to (1) a lump sum severance payment equal to one and a half times the sum of his annual base salary at the time of the change in control and all bonus payments made to him during the one-year period preceding the date of the change in control, and (2) health insurance coverage for him and his dependents for an 18 month period. The change of control agreements with Messrs. Carolan, and Miiller have substantially identical provisions that provide for a lump sum severance payment equal to the officer’s annual base salary at the time of the change in control and health insurance coverage for the officer and his dependents for a 12 month period.

The change of control agreement with Mr. Bunte provides that, for an 18 month period following the termination of employment, Mr. Bunte may not engage in, or have any interest in, or manage or operate any company or other business (whether as a director, officer, employee, partner, equity holder, consultant or otherwise) that engages in any business which then competes with any of our businesses, other than beneficial ownership of up to five percent of the outstanding voting stock of a publicly traded company. The agreement also prohibits Mr. Bunte from inducing any of our employees to terminate their employment with us or to become employed by any of our competitors during the 18 month period. Messrs. Carolan, and Miiller are subject to substantially identical non-competition and non-solicitation provisions for a one-year period following the termination of employment.

Estimated Payments and Benefits upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer has been estimated in the table below. The amounts below assume that such termination was effective as of March 31, 2015, the last day of our fiscal year. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

	Compensation
	Base Salary	Non-Equity Incentive Plan	Accelerated Vesting of Stock Options(1)	Accelerated Vesting of Restricted Stock Units(2)	Continuation of Medical Benefits (Present Value)	Total Compensation and Benefits
N. Robert Hammer
Death	$—	$132,995	$—	$—	$—	$132,995
Disability	—	132,995	—	—	—	132,995
Involuntary termination without cause or by non-extension of employment term	610,000	132,995	—	—	7,100	750,095
Change in Control	915,000	610,000	88,184	1,835,182	10,700	3,459,066
Alan G. Bunte
Death	—	367,500	—	—	—	367,500
Disability	—	367,500	—	—	—	367,500
Involuntary termination without cause or by non-extension of employment term	525,000	367,500	—	—	7,100	899,600
Change in Control	787,500	610,015	58,740	2,381,737	10,700	3,848,692
Brian Carolan
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	340,000	—	9,071	1,813,812	24,400	2,187,283
Ron Miiller
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	360,000	—	22,767	1,754,686	24,400	2,161,853

(1)
Amounts in this column describe the value of stock options that would vest upon the triggering event described in the leftmost column. The value of stock options is based on the difference between the exercise price of the options and the $43.70 closing price of our common stock on March 31, 2015.

(2)
Amounts in this column describe the value of restricted stock units that would vest upon the triggering event described in the leftmost column, based on a closing price of $43.70 of our common stock on March 31, 2015.

None of the named executive officers are eligible for compensation and benefits payable upon involuntary termination for cause or voluntary resignation or retirement and therefore such descriptions have been excluded from the table above. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, such as any unreimbursed business expenses payable and distributions of plan balances under the Commvault Systems, Inc. 401(k) plan.

Director Compensation

Our Compensation Committee of the Board of Directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock and expense reimbursement that directors receive for attending meetings of the Board of Directors or committees of the Board of Directors.

During fiscal 2015, our Compensation Committee engaged a third party compensation consultant, Compensia, to provide an assessment of our non-employee director compensation practices and also provided peer analysis information for structuring our director compensation practices related to cash compensation, equity compensation and equity vesting. The peer analysis was based on the same 21 technology and related industry companies described above in the Compensation Discussion and Analysis section heading “Peer Analysis of Executive Compensation”. Based on the results of the peer analysis date provided, we believe that Commvault’s director annual cash compensation is between the 50th and 75th percentile of the peer compensation data received and our director annual equity compensation exceeds the 75th percentile of the peer compensation data received. Our annual equity compensation exceeds the 75th percentile of the peer compensation data received primarily due to the annual cliff vesting of equity grants as more fully described below.

Cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:

•	Annual retainer of $42,000 with an additional $2,000 for each board meeting attended;

•	The chairperson of our Audit Committee, Compensation Committee and Nominations and Governance Committee receive an additional annual retainer of $30,000, $20,000 and $12,000, respectively;

•	The lead director receives an additional annual retainer of $20,000; and

•	Each committee member of the Audit Committee, Compensation Committee and Nominations and Governance Committee receives an additional annual retainer of $15,000, $10,000 and $5,000, respectively.

Non-employee directors are also eligible to receive equity compensation under our LTIP in which that all equity awards granted to non-employee directors will generally cliff vest, with the entire award vesting one year from the date of grant. In fiscal 2015, we made an equity grant to our non-employee directors in October 2014 related to our fiscal 2015 LTIP award. This equity grant included 5,000 non-qualified stock options and 2,600 restricted stock units to each non-employee director in which the entire award will cliff vest in October 2015. See “Long-Term Equity Incentive Awards” above for more information about this plan. We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board or committees.

The following table sets forth information concerning the compensation received for services rendered to us by our directors in fiscal 2015:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Frank J. Fanzilli, Jr.(2)	$60,000	$121,420	$121,587	$303,007
Armando Geday(3)	60,000	121,420	121,587	303,007
Keith Geeslin(4)	70,000	121,420	121,587	313,007
F. Robert Kurimsky(5)	70,000	121,420	121,587	313,007
Daniel Pulver(6)	90,000	121,420	121,587	333,007
Gary B. Smith(7)	62,000	121,420	121,587	305,007
David F. Walker(8)	85,000	121,420	121,587	328,007

(1)
The amounts in theses column represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 7 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

(2)	Mr. Fanzilli has 65,750 stock options and 2,600 restricted stock units outstanding as of March 31, 2015.

(3)	Mr. Geday has 65,750 stock options and 2,600 restricted stock units outstanding as of March 31, 2015.

(4)	Mr. Geeslin has 24,500 stock options and 2,600 restricted stock units outstanding as of March 31, 2015.

(5)	Mr. Kurimsky has a total of 50,750 stock options and 2.600 restricted stock units outstanding as of March 31, 2015.

(6)	Mr. Pulver has a total of 60,750 stock options and 2,600 restricted stock units outstanding as of March 31, 2015.

(7)	Mr. Smith has 58,250 stock options and 2,600 restricted stock units outstanding as of March 31, 2015.

(8)	Mr. Walker has 59,500 stock options and 2,600 restricted stock units outstanding as of March 31, 2015.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us.

Employee Benefit Plans

1996 Stock Option Plan

We have reserved 11,705,000 shares of common stock for issuance under the 1996 Stock Option Plan. As of March 31, 2015, options to purchase 624,988 shares of common stock were outstanding at a weighted average exercise price of $5.50 per share, 10,508,913 shares had been issued upon the exercise of outstanding options and 571,099 shares remain available for future grants. The 1996 Stock Option Plan provides for the grant of nonqualified stock options and other types of awards to our directors, officers, employees and consultants, and is administered by our Compensation Committee.

The Compensation Committee determines the terms of options granted under the 1996 Stock Option Plan, including the number of shares subject to the grant, exercise price, term and exercisability, and has the authority to interpret the plan and the terms of the awards thereunder. The exercise price of stock options granted under the plan must be no less than the par value of our common stock, and payment of the exercise price may be made by cash or other consideration as determined by the Compensation Committee. Options granted under the plan may not have a term exceeding ten years, and generally vest over a four-year period. At any time after the grant of an option, the Compensation Committee may, in its sole discretion, accelerate the period during which the option vests.

Generally, no option may be transferred by its holder other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employment Retirement Income Security Act of 1974, as amended, or the rules thereunder. If an employee leaves our company or is terminated, then any options held by such employee generally may be terminated, and any unexercised portion of the employee’s options, whether or not vested, may be forfeited.

The number of shares of common stock authorized for issuance under the 1996 Stock Option Plan will be adjusted in the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition or all or substantially all of the assets of our company, or exchange of common stock or other securities of our company, issuance of warrants or other rights to purchase common stock of our company, or other similar corporate transaction or event. In the event of the occurrence of any of these transactions or events, our Compensation Committee may adjust the number and kind of authorized shares of common stock under the plan, the number and kind of shares of common stock subject to outstanding options and the exercise price with respect to any option. Additionally, if any of these transactions or events occurs or any change in applicable laws, regulations or accounting principles is enacted, the Compensation Committee may purchase options from holders thereof or prohibit holders from exercising options. The Compensation Committee may also provide that, upon the occurrence of any of these events, options will be assumed by the successor or survivor corporation or be substituted by similar options, rights or awards covering the stock of the successor or survivor corporation.

The 1996 Stock Option Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors or our Compensation Committee. However, no action of our Compensation Committee or our Board of Directors that would require stockholder approval will be effective unless stockholder approval is obtained. No amendment, suspension or termination of the plan will, without the consent of the holder of options, alter or impair any rights or obligations under any options previously granted, unless the underlying option agreement expressly so provides. No options may be granted under the plan during any period of suspension or after its termination.

2006 Long-Term Stock Incentive Plan

On January 26, 2006, the Board of Directors authorized the creation of the Long-Term Stock Incentive Plan (the “LTIP”). Upon the close of our initial public offering on September 26, 2006, we became eligible to grant awards under the LTIP. Under the LTIP, we may grant stock options, stock appreciation rights, shares of common stock and performance units to our employees, consultants, directors and others persons providing services to our company.

The maximum number of shares of our common stock that was initially allowed to be awarded under the LTIP was 4,000,000. On each April 1, the number of shares available for issuance under the LTIP is increased, if applicable, such that the total number of shares available for awards under the LTIP as of any April 1 is equal to 5% of the number of outstanding shares of our common stock on that April 1. As of March 31, 2015, there were 6,180,366 options to purchase shares of common stock outstanding at a weighted average exercise price of $44.47 per share and there were 1,387,232 shares of non-vested restricted stock awards outstanding. In addition, as of March 31, 2015, there were approximately 757,101 shares that remain available for future grants under the LTIP. The maximum number of shares that may be subject to incentive stock options shall be 25,000,000 over the life of the LTIP. The maximum number of shares that may be subject to options and stock appreciation rights granted to any one individual shall be 25,000,000 over the life of the LTIP. The maximum number of shares that may be subject to stock unit awards, performance share awards, restricted stock awards or restricted unit awards to any one individual that are intended to be performance based within the meaning of Section 162(m) of the Internal Revenue Code shall be 25,000,000 over the life of the LTIP (or $1,000,000 during any calendar year, if settled in cash.) The number of shares of common stock authorized for issuance under the LTIP will be adjusted in the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition or all or substantially all of the assets of our company, or exchange of common stock or other securities of our company, issuance of warrants or other rights to purchase common stock of our company, or other similar corporate transaction or event.

Our Compensation Committee administers our LTIP. The LTIP essentially gives the Compensation Committee sole discretion and authority to select those persons to whom awards will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards and to interpret the LTIP.

Options awarded under the LTIP may be either incentive stock options or nonqualified stock options, but incentive stock options may only be awarded to our employees. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options are not intended to satisfy Section 422 of the Internal Revenue Code. Stock appreciation rights may be granted in connection with options or as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right. The exercise price of an option or stock appreciation right must be at least equal to the par value of a share of common stock on the date of grant, and the exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date of grant. Options and stock appreciation rights will be exercisable in accordance with the terms set by the Compensation Committee when granted and will expire on the date determined by the Compensation Committee, but in no event later than the tenth anniversary of the grant date. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.

Under the LTIP, our Compensation Committee may grant common stock to participants. In the discretion of the committee, stock issued pursuant to the LTIP may be subject to vesting or other restrictions. Participants may receive dividends relating to their shares issued pursuant to the LTIP, both before and after the common stock subject to an award is earned or vested.

The Compensation Committee may award participants stock units which entitle the participant to receive value, either in stock or in cash, as specified by the Compensation Committee, for the units at the end of a specified period, based on the satisfaction of certain other terms and conditions or at a future date, all to the extent provided under the award. A participant may be granted the right to receive dividend equivalents with respect to an award of stock units by the Compensation Committee. Our Compensation Committee establishes the number of units, the form and timing of settlement, the performance criteria or other vesting terms and other terms and conditions of the award at the time the award is made.

Unless our Compensation Committee determines otherwise, in the event of a change in control of our company that is a merger or consolidation where our company is the surviving corporation (other than a merger or consolidation where a majority of the outstanding shares of our stock are converted into securities of another entity or are exchanged for other consideration), all option awards under the LTIP will continue in effect and pertain and apply to the securities which a holder of the number of shares of our stock then subject to the option would have been entitled to receive. In the event of a change of control of our company where we dissolve or liquidate, or a merger or consolidation where we are not the surviving corporation or where a majority of the outstanding shares of our stock is converted into securities of another entity or are exchanged for other consideration, all option awards under the LTIP will terminate, and we will either (1) arrange for any corporation succeeding to our business or assets to issue participants replacement awards on such corporation’s stock, or (2) make any outstanding options granted under the plan fully exercisable at least 20 days before the change of control becomes effective.

Employee Stock Purchase Plan

The ESPP is a stockholder approved plan under which substantially all employees may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the ESPP are limited to 10% of the employee’s salary and employees may not purchase more than $25,000 of stock during any calendar year. As of March 31, 2015, 3.0 million shares were reserved for future issuance under the Purchase Plan.

COMPENSATION COMMITTEE REPORT
Commvault Systems, Inc.
Compensation Committee
Report On Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our company’s annual report on Form 10-K for the year ended March 31, 2015 and in this proxy statement.

Compensation Committee
Keith Geeslin— Chairman
Frank J. Fanzilli, Jr.
Armando Geday

AUDIT COMMITTEE REPORT
General
The Audit Committee comprises three directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independent for purposes of the Nasdaq listing standards. In addition, our Board of Directors has determined that Mr. Walker qualifies as an “audit committee financial expert” under the applicable SEC rules and all of the members of Audit Committee satisfy Nasdaq’s financial literacy requirements.
Report
The Audit Committee has furnished the following report:
The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended March 31, 2015 with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent auditors (“Ernst & Young”), the matters required to be discussed by applicable auditing standards.
The Audit Committee has also received the written disclosures and the letter from Ernst & Young regarding its independence as required by applicable standards, and has discussed with Ernst & Young its independence from our company and our management.
The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended March 31, 2015 be included in our Annual Report on Form 10‑K for the fiscal year ended March 31, 2015 for filing with the SEC.

Audit Committee
David F. Walker — Chairman
F. Robert Kurimsky
Daniel Pulver

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
Financial statements of our company and our consolidated subsidiaries will be included in our Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as independent public accountants for us to examine our consolidated financial statements for the fiscal year ending March 31, 2016, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment for the 2017 fiscal year, rather than the 2016 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice. Ernst & Young was engaged as our principal independent public accountants for fiscal years 1998 through 2015. Representatives of Ernst & Young are expected to be present at the Annual Meeting and are also expected to be available to respond to appropriate questions.
Audit, Audit-Related, Tax and All Other Fees
The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended March 31, 2015 and 2014 by our principal accounting firm, Ernst & Young:

	2015	2014
	(In thousands)
Audit fees	$1,475	$1,606
Audit-related fees	28	3
Tax fees	726	733
All other fees	—	—
	$2,229	$2,342

Audit Fees - all services necessary to perform an audit of the consolidated financial statements of our company; the reviews of our company’s quarterly reports on Form 10-Q; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; consents and review of documents filed with the SEC.
Audit Related Fees - consultation concerning financial accounting and reporting standards.
Tax Fees - tax compliance; tax planning; and other tax advice.
All Other Fees - any other work that is not Audit, Audit-Related or a Tax Service.
In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor
The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of permissible non-audit services provided by the independent auditor. Generally, pre-approvals may be made by the chairperson of the Audit Committee in accordance with the rules of the Securities and Exchange Commission. All of the services performed by Ernst & Young in the year ended March 31, 2015 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.
The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers whose compensation is reported in the compensation tables that appear earlier in this proxy statement as such compensation is disclosed in this proxy statement in accordance with Item 402 of Regulation S-K (which is the Securities and Exchange Commission’s rule setting forth executive compensation disclosure requirements).
As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” we strive to enhance long-term stockholder value by closely aligning our executive compensation philosophy and practices with the interests of our stockholders by rewarding achievement of specific annual, long-term, and strategic goals by our company, focusing on revenue growth and profitability. Our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of our company and to promote and to support the human resource requirements of our business. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.
We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described on pages 14 - 37 of this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Commvault’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Commvault’s proxy statement is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on our company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee would evaluate whether any actions are necessary to address those concerns.
Because Proposal No. 3 is a non-binding, advisory vote, there is no specific approval requirement. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if this proposal receives the affirmative vote of a majority of the votes cast (in person or by proxy) on this proposal.
The Board of Directors recommends that you vote FOR the approval of executive compensation.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation - Commvault Systems, Inc. Compensation Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

SOLICITATION AND EXPENSES OF SOLICITATION

The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2016, the proposal must be received by March 9, 2016.
Other Stockholders Proposals - Discretionary Voting Authority and Bylaws
With respect to stockholder proposals not included in our company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our Bylaws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the mailing of notice for the preceding year’s annual meeting. Therefore, to be timely under our Bylaws, a proposal for the 2016 annual meeting not included by or at the direction of the Board of Directors must be received no later than April 8, 2016.

HOUSEHOLDING
Please note we may deliver a single copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a single set of our annual report for the fiscal year ended March 31, 2015 and our proxy statement, to households at which two or more stockholders reside, unless an affected stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Upon written or oral request, we will promptly deliver, or arrange for delivery, of a separate copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a separate set of our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (800) 542-1061. Stockholders currently sharing an address with another stockholder who wish to have only one copy of our Notice or annual report and other proxy materials delivered to the household in the future should also contact Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (800) 542-1061.

WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary
Chief Compliance Officer

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our annual report on Form 10-K for the fiscal year ended March 31, 2015, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Warren H. Mondschein, Vice President, General Counsel and Secretary, Chief Compliance Officer, Commvault Systems, Inc., 1 Commvault Way, Tinton Falls, New Jersey 07724. Directions to our Annual Meeting can be obtained by calling 732-870-4000. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2015 is also being made available concurrently with the proxy statement at www.edocumentview.com/CVLT.

COMMVAULT®

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

1. Election of Directors:

	For	Against	Abstain
01 - N. Robert Hammer	☐	☐	☐
02 - Keith Geeslin	☐	☐	☐
03 - Gary B. Smith	☐	☐	☐

	For	Against	Abstain
2. Ratify appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2016.	☐	☐	☐
3. Approve, by non-binding vote, the Company's executive compensation.	☐	☐	☐

4. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 4 1 4 4 3 2

023WKD

Annual Meeting Materials are available at:
www.investorvote.com/CVLT

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

COMMVAULT®

REVOCABLE PROXY — COMMVAULT SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

August 20, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint N. Robert Hammer, Brian Carolan and Warren H. Mondschein, and each of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Commvault Systems, Inc. held of record by the undersigned at the close of business on July 1, 2015 and entitled to vote at the Annual Meeting of Stockholders of Commvault Systems, Inc. to be held at 9:00 a.m., local time, Thursday, August 20, 2015, at the company's offices located at 1 Commvault Way, Tinton Falls, New Jersey or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)

COMMVAULT

000004

IMPORTANT ANNUAL MEETING INFORMATION

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., EST, on August 20, 2015.

Vote by Internet

- Go to **www.investorvote.com/CVLT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

1. Election of Directors:

	For	Against	Abstain
01 - N. Robert Hammer	☐	☐	☐
02 - Keith Geeslin	☐	☐	☐
03 - Gary B. Smith	☐	☐	☐

	For	Against	Abstain
2. Ratify appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2016.	☐	☐	☐
3. Approve, by non-binding vote, the Company's executive compensation.	☐	☐	☐

4. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 2 4 1 4 4 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

023WJD

Annual Meeting Materials are available at:
www.investorvote.com/CVLT

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

COMMVAULT®

REVOCABLE PROXY — COMMVAULT SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

August 20, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint N. Robert Hammer, Brian Carolan and Warren H. Mondschein, and each of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Commvault Systems, Inc. held of record by the undersigned at the close of business on July 1, 2015 and entitled to vote at the Annual Meeting of Stockholders of Commvault Systems, Inc. to be held at 9:00 a.m., local time, Thursday, August 20, 2015, at the company's offices located at 1 Commvault Way, Tinton Falls, New Jersey or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)